NOTICE OF POSTPONED SPECIAL MEETING
OF HOLDERS OF COMMON SHARES AND
OPTIONS TO PURCHASE COMMON SHARES OF

FORDING INC.

IN CONNECTION WITH THE ENHANCED
ARRANGEMENT AND THE CREATION OF THE
FORDING COAL PARTNERSHIP

TO BE HELD ON JANUARY 22, 2003

-and-

SECOND SUPPLEMENT TO THE
MANAGEMENT INFORMATION CIRCULAR
FOR THE SPECIAL MEETING

December 30, 2002

Vote FOR Superior Value — Vote Your PINK Proxy Today

NOTICE OF THE POSTPONED SPECIAL MEETING
SECOND SUPPLEMENT TO THE INFORMATION CIRCULAR
INFORMATION FOR UNITED STATES SECURITYHOLDERS
SUMMARY
BACKGROUND AND RECENT DEVELOPMENTS
PURPOSE OF THE SECOND SUPPLEMENT
RECOMMENDATION OF THE BOARD OF DIRECTORS
REASONS FOR RECOMMENDATION
THE MEETING
SOLICITATION OF PROXIES AND VOTING AT THE MEETING
Record Date and Voting
Solicitation of Proxies
Appointment of Proxyholder
Revocability of Proxies
Voting of Proxies
Timing
FINAL ORDER
CASH OPTION/UNIT OPTION ELECTION PROCEDURE
TREATMENT OF SMALL NON-BOARD LOT HOLDERS
DOCUMENTS INCORPORATED BY REFERENCE
AUDITORS, TRANSFER AGENT AND REGISTRAR
EXPENSES OF THE ARRANGEMENT
LEGAL MATTERS
SOLICITING DEALERS
INFORMATION AGENT
FORWARD LOOKING STATEMENTS
SUPPLEMENTAL EARNINGS MEASURE
CURRENCY EXCHANGE RATES
OTHER BUSINESS
SUMMARY OF DEADLINES
APPROVAL OF DIRECTORS
APPENDIX A -- AMENDED ARRANGEMENT RESOLUTION
APPENDIX B -- RESOLUTION ADOPTING UNITHOLDER RIGHTS PLAN
APPENDIX C -- RESOLUTION ADOPTING KEY EMPLOYEE UNIT OPTION PLAN
APPENDIX D -- RESOLUTION APPOINTING AUDITORS OF FUND
APPENDIX E -- EXTRACT FROM FORDING RESPONSE OF THE BOARD OF DIRECTORS DATED DECEMBER 22, 2002 RECOMMENDING REJECTION OF THE NEW SHERRITT OFFER
APPENDIX F -- ANDERSON & SCHWAB OPINION
Second Supplement dated December 30, 2003
Letter to Shareholders
Form of U.S. Proxy

i

NOTICE OF THE POSTPONED SPECIAL MEETING

OF HOLDERS OF COMMON SHARES AND
HOLDERS OF OPTIONS TO PURCHASE COMMON SHARES
TO BE HELD ON JANUARY 22, 2003

      NOTICE IS HEREBY GIVEN that, in accordance with the order of the Court of Queen’s Bench of Alberta dated November 20, 2002, as amended on December 23, 2002 (the “Amended Interim Order”), a special meeting (the “Meeting” which term includes any postponement or adjournment thereof) of the holders (“Securityholders”) of common shares (“Common Shares”) and options to acquire Common Shares (“Options”) of Fording Inc. (“Fording” or the “Corporation”), originally scheduled for December 20, 2002, will be held at The Fairmont Palliser Hotel, 133 – 9th Avenue SW, Calgary, Alberta, T2P 2M3 on January 22, 2003 at 9:00 a.m.(Mountain Standard Time), for the following purposes:

1.	To consider pursuant to the Amended Interim Order and, if deemed advisable, to pass, with or without variation, an arrangement resolution (the “Amended Arrangement Resolution”) authorizing and approving the enhanced arrangement (the “Enhanced Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) and certain related transactions, substantially in accordance with the Plan of Arrangement which forms part of the supplement dated December 8, 2002 (the “Supplement”) to the Notice of Special Meeting, Notice of Petition and Information Circular of the Corporation dated November 20, 2002 (the “Information Circular”), as that Plan of Arrangement may be modified or amended in accordance with its terms from time to time;

2.	If the Amended Arrangement Resolution is passed, to consider and, if deemed advisable, to pass, with or without variation, a resolution (the “Unitholder Rights Plan Resolution”) establishing a unitholder rights plan of the Fording Income Trust (the “Fund”);

3.	If the Amended Arrangement Resolution is passed, to consider and, if deemed advisable, to pass, with or without variation, a resolution establishing a key employee unit option plan (the “Key Employee Unit Option Plan”) of the Fund and approving the reservation of 3.6 million units of the Fund issuable on the exercise of unit options granted under the Key Employee Unit Option Plan (the “Key Employee Unit Option Plan Resolution”);

4.	If the Amended Arrangement Resolution is passed, to consider and, if deemed advisable, to pass, with or without variation, a resolution appointing PricewaterhouseCoopers LLP, Chartered Accountants, as independent auditors of the Fund for the ensuing year and authorizing the trustees of the Fund to fix their remuneration (the “PWC Resolution”); and

5.	To consider such other matters as may properly come before the Meeting.

      The full text of the Amended Arrangement Resolution, the Unitholder Rights Plan Resolution, the Key Employee Unit Option Plan Resolution and the PWC Resolution are attached as Appendices A, B, C and D, respectively, to the supplement dated December 30, 2002 (the “Second Supplement”) to the Information Circular. The only resolution which holders of Options will be asked to consider and vote upon at the Meeting is the Amended Arrangement Resolution.

      The specific details of the matters proposed to be put before the Meeting are set forth in the Second Supplement, which incorporates by reference, among other things, the Information Circular and the Supplement. Securityholders should contact Georgeson Shareholder Communications Canada, Inc. (“Georgeson Shareholder”) at the numbers noted below under the heading “Record Date” if they wish to obtain copies of the Information Circular and the Supplement.

Record Date

      The revised record date for the determination of Securityholders entitled to vote at the Meeting is December 27, 2002. Under the CBCA, only Securityholders whose names have been entered on the registers of the Corporation at the close of business on that date are entitled to vote at the Meeting. Securityholders who acquire Common Shares after December 27, 2002 who wish to vote such Common Shares at the Meeting should make arrangements with the selling Securityholder to direct how such Common Shares may be voted at the Meeting. Securityholders who acquire Common Shares after December 27, 2002 should contact Georgeson Shareholder at

1-866-254-7864 (English) or 1-866-258-7293 (French) for information and assistance as to the steps that must be taken to vote such Common Shares.

Voting

      A Securityholder may attend the Meeting in person or may be represented by proxy. Securityholders who are unable to attend the Meeting, including any adjournment or any further postponement thereof, in person are requested to date, sign and return the PINK proxy accompanying this Notice in accordance with the instructions set out below.

      Signed proxies must be received by Computershare Trust Company of Canada, at 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 (Attention: Proxy Department) by personal delivery, courier, mail or facsimile transmission to (416) 263-9524 (toll free 1-866-249-7775) by 5:00 p.m. (Mountain Standard Time) on January 20, 2003 or otherwise at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time set for any adjournment or postponement of the Meeting in order to be represented at the Meeting.

      All Securityholders are encouraged to sign and return the accompanying PINK proxy even if they have previously submitted a proxy or otherwise provided voting instructions in respect of the matters to be voted on at the Meeting.

      If you are a non-registered Shareholder who beneficially owns Common Shares which are registered under the name of your broker or another intermediary or an agent of that broker or intermediary and the accompanying PINK proxy states that it is for use by a non-registered Shareholder, it is vital that your proxy be received by your broker or intermediary or its agent sufficiently in advance of the deadline for the return of proxies of 5:00 p.m. (Mountain Standard Time) on January 20, 2003 to enable the broker, intermediary or agent to provide voting instructions on your behalf before the deadline. PINK proxies for use by non-registered Shareholders will include a fax number and a prepaid return envelope, or only a prepaid return envelope, for the return of the signed proxy. Note that faxed proxies submitted by non-registered shareholders may need to be confirmed with the broker or intermediary which holds the Common Shares on your behalf in order to be voted. Accordingly, please ensure your proxy is provided as instructed by your broker or intermediary or the agent of your broker or intermediary well before the close of business in the jurisdiction where your broker or intermediary operates.

Dissent Rights

      Pursuant to the Amended Interim Order, registered holders of Common Shares have the right to dissent with respect to the Enhanced Arrangement and, if the Enhanced Arrangement becomes effective, to receive the fair value of their Common Shares in accordance with the provisions of Section 190 of the CBCA as modified by the Amended Interim Order and the Plan of Arrangement prepared in connection with the Enhanced Arrangement. Failure to strictly comply with such requirements may result in the loss of such right. This dissent right is further described in the Information Circular.

DATED at the City of Calgary, in the Province of Alberta, this 30th day of December 2002.

BY ORDER OF THE BOARD OF
DIRECTORS OF FORDING INC.

By:	/s/ RICHARD F. HASKAYNE

Richard F. Haskayne, O.C., F.C.A.

By:	/s/ JAMES G. GARDINER

James G. Gardiner

FORDING INC.

SECOND SUPPLEMENT TO THE INFORMATION CIRCULAR
FOR THE SPECIAL MEETING OF SECURITYHOLDERS NOW TO BE HELD ON JANUARY 22, 2003

INTRODUCTION

      The information contained in the Notice of the Postponed Special Meeting and this Second Supplement (together, the “Second Supplement”) is supplemental to the information contained in the Notice of Special Meeting, Notice of Petition and Information Circular of Fording Inc. dated November 20, 2002, (the “Information Circular”) and the supplement to the Information Circular dated December 8, 2002 (the “Supplement”). This Second Supplement incorporates by reference, among other things, the Information Circular and the Supplement. See “Documents Incorporated by Reference”. For the purposes hereof, unless otherwise defined or unless the subject matter or context otherwise requires, capitalized terms shall have the meaning ascribed to such terms in the Information Circular or the Supplement, as applicable. See the “Glossary of Terms” at pages 18 to 22 of the Information Circular and the “Glossary of Terms” at pages 11 to 13 of the Supplement. The Information Circular and the Supplement (as well as Fording’s continuous public disclosure) may be accessed at www.sedar.com. Portions of this Second Supplement supersede information disclosed in the Information Circular and the Supplement. Securityholders should carefully review this Second Supplement. To the extent that there is any inconsistency between this Second Supplement and the Information Circular or the Supplement, this Second Supplement shall prevail.

      Teck Cominco Limited and Westshore Terminals Income Fund have each provided information contained or incorporated by reference in this Second Supplement concerning their respective businesses. Each of them have represented the accuracy of their information to Fording; however, Fording assumes no responsibility for the accuracy or completeness of such information, nor for any omission on the part of Teck Cominco Limited or Westshore Terminals Income Fund to disclose facts or events which may affect the accuracy of any such information.

      Information concerning Sherritt International Corporation and Ontario Teachers’ Pension Plan Board and their respective affiliates (including forward-looking statements) contained in this Second Supplement or incorporated by reference herein has been taken from or is based upon publicly available documents or records on file with Canadian and U.S. securities regulatory authorities and other public sources. Although the Corporation has no knowledge that would indicate that any statements contained herein or incorporated by reference herein that are taken from or are based upon those documents and records or other public sources, are untrue or incomplete, the Corporation does not assume and expressly disclaims any responsibility for the accuracy or completeness of the information taken from or based upon those documents, records or other public sources, or for any failure by Sherritt International Corporation or Ontario Teachers’ Pension Plan Board or their respective affiliates to disclose publicly events or facts which have occurred or which may affect the significance or accuracy of any such information.

      This Second Supplement is furnished in connection with the continuing solicitation of proxies by and on behalf of the management of Fording Inc. (“Fording” or the “Corporation”) for use at the special meeting, including any postponement or adjournment thereof (the “Meeting”), of holders of common shares (“Common Shares”) and options to purchase Common Shares (“Options”) of Fording (such holders collectively referred to as “Securityholders” and each of them, a “Securityholder”). No person has been authorized to give any information or make any representation in connection with the matters proposed to be considered at the Meeting other than those contained in or incorporated by reference into this Second Supplement and, if given or made, any such information or representation must not be relied upon as having been authorized.

      The matters proposed to be considered at the Meeting are as follows:

(a)	An arrangement (the “Enhanced Arrangement”) under section 192 of the Canada Business Corporations Act, and certain related transactions, substantially in accordance with the Plan of Arrangement attached as Appendix B to the Supplement;

(b)	A resolution establishing a Unitholder Rights Plan of the Fund;

(c)	A resolution establishing a Key Employee Unit Option Plan of the Fund and approving the reservation of 3.6 million units of the Fund issuable on the exercise of unit options granted under that plan; and

(d)	A resolution appointing PricewaterhouseCoopers LLP, Chartered Accountants, as independent auditors of the Fund for the ensuing year and authorizing the trustees of the Fund to fix their remuneration.

      The revised record date for the determination of Securityholders entitled to vote at the Meeting is December 27, 2002. Under the Canada Business Corporations Act, only Securityholders whose names have been entered on the registers of the Corporation at the close of business on that date are entitled to vote at the Meeting. The only resolution which holders of Options will be asked to consider and vote on at the Meeting is the Amended Arrangement Resolution.

      This Second Supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation of an offer or proxy solicitation.

INFORMATION FOR UNITED STATES SECURITYHOLDERS

      The issuance of Units and other securities to Shareholders and any issuance of Exchange Options to Optionholders pursuant to the Enhanced Arrangement have not been registered under the United States Securities Act of 1933, as amended (the “1933 Act”), in reliance on an exemption from the registration requirements of the 1933 Act. The solicitation of proxies made in connection with this Second Supplement, is not subject to the requirements of Section 14(a) of the United States Securities Exchange Act of 1934, as amended (the “1934 Act”). Accordingly, this Second Supplement has been prepared in accordance with disclosure requirements applicable in Canada. Securityholders in the United States should be aware that such requirements are different from those of the United States applicable to registration statements under the 1933 Act and to proxy statements under the 1934 Act. The financial statements of the Corporation and the Elkview Mine incorporated by reference in this Second Supplement have been prepared in accordance with Canadian generally accepted accounting principles and are subject to Canadian auditing and auditor independence standards, and thus are not comparable in all respects to financial statements of United States companies. However, the Corporation has provided supplementary data in accordance with United States generally accepted accounting principles, as set forth in the notes to the Corporation’s audited consolidated financial statements incorporated by reference in this Second Supplement. Likewise, unless expressly noted, information concerning the operations of the Corporation and the Teck Contributed Assets contained or incorporated herein has been prepared in accordance with Canadian standards and is not comparable in all respects to similar information for United States companies.

      The enforcement by Securityholders of civil liabilities under the United States securities laws may be affected adversely by the fact that the Corporation, the Fund and the Fording Coal Partnership are or will be organized or settled, as applicable, under the laws of a jurisdiction other than the United States, that most of their respective officers, directors and trustees are residents of countries other than the United States, that certain of the experts named in this Second Supplement are residents of countries other than the United States, and that a majority of the assets of the Corporation, the Fund and such persons are located outside of the United States.

      Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved any of the securities to be issued pursuant to the Enhanced Arrangement or determined if this Second Supplement is truthful or complete. Any representation to the contrary is a criminal offence.

v

SUMMARY

      The following summarizes certain information contained elsewhere in this Second Supplement, including the Appendices hereto, and is qualified in its entirety by reference to the more detailed information contained or referred to herein. Terms with initial capital letters used in this summary are defined elsewhere in this Second Supplement, or in the “Glossary of Terms” which forms part of either the Information Circular or the Supplement, as applicable.

Purpose of the Second Supplement

      The Meeting was originally scheduled to take place on December 20, 2002, with a record date of November 19, 2002. On December 12, 2002, subsequent to learning of Sherritt’s intention to make the New Sherritt Offer, the Board of Directors decided to postpone the Meeting until January 3, 2003. By court order, the Interim Order was amended (the “Amended Interim Order”) to provide that the Meeting will take place on January 22, 2003 with a revised record date for voting purposes of December 27, 2002.

      This Second Supplement has been prepared to inform Securityholders of the revised record date and the postponed Meeting date, to explain the procedures for voting at the Meeting, and to explain to Securityholders why the Board of Directors has concluded that the Enhanced Arrangement is superior to the New Sherritt Offer.

The Meeting

      The Meeting will be held at The Fairmont Palliser Hotel, 133 – 9th Avenue SW, Calgary, Alberta, on January 22, 2003 at 9:00 a.m. (Mountain Standard Time) for the purpose of, among other things, considering and, if deemed advisable, passing, with or without variation:

(a)	the Amended Arrangement Resolution;

(b)	the Unitholder Rights Plan Resolution;

(c)	the Key Employee Unit Option Plan Resolution; and

(d)	the PWC Resolution,

as well as considering such other matters as may properly come before the Meeting.

      By approving the Amended Arrangement Resolution, Securityholders will be authorizing the Enhanced Arrangement described in the Supplement.

Revised Record Date

      The revised record date for the determination of Securityholders entitled to vote at the Meeting is December 27, 2002. Under the CBCA, only Securityholders whose names have been entered on the registers of the Corporation at the close of business on that date are entitled to vote at the Meeting. Copies of this Second Supplement are being distributed to registered and non-registered Securityholders of record on December 27, 2002. Securityholders who acquire Common Shares after December 27, 2002 who wish to vote such Common Shares at the Meeting should make arrangements with the selling Securityholder to direct how such Common Shares may be voted at the Meeting. Securityholders who acquire Common Shares after December 27, 2002 should contact Georgeson Shareholder at 1-866-254-7864 (English) or 1-866-258-7293 (French) for information and assistance in connection with voting such shares at the Meeting.

Recommendations of the Board of Directors

      The Board of Directors has determined that the Enhanced Arrangement is in the best interests of the Corporation and its Securityholders, is SUPERIOR to the New Sherritt Offer and is FAIR to Securityholders. The Board of Directors unanimously recommends that Securityholders vote FOR the Enhanced Arrangement.

      The Board of Directors has also concluded that adoption of the Unitholder Rights Plan and the Key Employee Unit Option Plan, and the appointment of PricewaterhouseCoopers LLP, Chartered Accountants, as independent auditors of the Fund for the ensuing year and the granting of authority to the Trustees to fix their remuneration are in the best interests of Shareholders and unanimously recommends that Shareholders vote FOR each of the Unitholder Rights Plan Resolution, the Key Employee Unit Option Plan and the PWC Resolution.

Reasons for Recommendation

      The Board of Directors, in making its recommendations, carefully considered all aspects of the Enhanced Arrangement and the New Sherritt Offer, after having received the advice of management and the advice of the Corporation’s financial and legal advisors. In unanimously concluding that the Enhanced Arrangement is in the best interests of the Corporation and its Securityholders, and is superior to the New Sherritt Offer, the Board of Directors identified a number of factors as being most relevant, including:

(a)	the advice of RBC that the consideration under the Enhanced Arrangement is fair from a financial point of view to Shareholders, and RBC’s advice that the consideration available to Shareholders under the Enhanced Arrangement is superior from a financial perspective to the consideration available to Shareholders under the New Sherritt Offer;

(b)	the opinion of Anderson & Schwab, Inc. (“A&S”) that the mining assets associated with the Fording Income Trust are significantly better than the mining assets of the income trust proposed to be created in connection with the New Sherritt Offer (the “Sherritt income trust”);

(c)	the factors described in the chart contained in the letter from the Board of Directors enclosed with this Second Supplement; and

(d)	the reasons set forth in Appendix E to this Second Supplement for rejecting the New Sherritt Offer, as previously disclosed in the Response of the Board of Directors dated December 22, 2002 to the New Sherritt Offer recommending rejection of such offer.

Anderson & Schwab Opinion

      The Board of Directors asked A&S to compare the assets proposed to be included in the Fording Income Trust to the assets proposed to be included in the Sherritt income trust. In connection with this mandate, A&S has prepared the A&S Opinion which states that, in A&S’ opinion, the mining assets associated with the Fording Income Trust are significantly better than the mining assets associated with the Sherritt income trust. The A&S Opinion is subject to the assumptions and limitations contained therein and should be read in its entirety. See “Reasons for Recommendations — A&S Opinion”. A copy of the A&S Opinion appears as Appendix F.

Voting Procedures

      All Securityholders are encouraged to date, sign and return the accompanying PINK proxy, even if they have previously submitted a proxy in respect of the matters to be voted on at the Meeting, to demonstrate their continuing support for the Fording Income Trust.

      Signed proxies must be received by Computershare Trust Company of Canada, at 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 (Attention: Proxy Department) by personal delivery, courier, mail or facsimile transmission to (416) 263-9524 (toll free 1-866-249-7775) by 5:00 p.m. (Mountain Standard Time) on January 20, 2003, or otherwise at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time set for any adjournment or postponement of the Meeting in order to be represented at the Meeting.

      Sherritt and Teachers have circulated a dissident proxy circular, however, no meaningful information about their New Sherritt Offer was included in such dissident proxy circular. Their circular has a Sherritt form of proxy for Shareholders which is yellow and a Sherritt form of proxy for Optionholders which is white. Sherritt has also retained a syndicate of investment dealer firms to solicit proxies to be used by them to attempt to defeat the Enhanced Arrangement so that their New Sherritt Offer will be the only option remaining for Shareholders. Shareholders should ensure that they submit the Fording PINK proxy since using the Sherritt form of proxy will give Sherritt discretion over their choice including in circumstances where further enhancements may be made to the Enhanced Arrangement.

      See “Solicitation of Proxies and Voting at the Meeting” for further details on the mechanics of voting.

Cash Option/Unit Option Election Procedure

      As described in the Supplement, under the Enhanced Arrangement each Participating Shareholder (being a holder, at the Effective Time, of Common Shares, other than a Small Non-Board Lot Holder or a Dissenting Shareholder) has the opportunity to elect either the Cash Option, the Unit Option, or a combination thereof, as consideration for their Common Shares.

Registered Participating Shareholders

      Each registered Participating Shareholder can make its election by signing, dating and mailing the enclosed Election Form indicating such holder’s election. Each registered Participating Shareholder must return the BLUE Election Form by hand or courier to Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 (Attention: Corporate Actions Department), by mail to Computershare Trust Company of Canada, P.O. Box 7021, 31 Adelaide St. East, Toronto, Ontario, M5C 3H2 (Attention: Corporate Actions Department), or by facsimile transmission to (416) 981-9663 by 5:00 p.m. (Mountain Standard Time) on January 23, 2003 or such later date as the Board of Directors determines. Any registered Participating Shareholder who does not deposit a duly completed Election Form prior to the deadline or otherwise does not fully comply with the requirements of the Election Form will be deemed to have elected the Unit Option in respect of its Common Shares. Additional Election Forms may be obtained from Computershare or Georgeson Shareholder.

      Registered Participating Shareholders who have already submitted a completed Election Form and who have not changed their shareholdings in Fording between November 19, 2002 and December 27, 2002 need not complete the enclosed Election Form unless they wish to change their elections.

      However, registered Participating Shareholders who either bought or sold Common Shares between November 19, 2002 and December 27, 2002 must make a new election as to their total position held at December 27, 2002 by signing, dating and delivering the enclosed Election Form, even if they have previously submitted an Election Form.

Non-Registered Participating Shareholders

      Non-registered Participating Shareholders will not receive an Election Form and must contact their intermediary or broker to make their election.

Timing

      If the Meeting is held as scheduled on January 22, 2003 and is not adjourned or postponed, and the other necessary conditions to the Enhanced Arrangement are satisfied or waived, the Corporation intends to apply to the Court for the Final Order approving the Enhanced Arrangement. If the Final Order is obtained on January 22, 2003 in a satisfactory form and all other conditions set forth in the Combination Agreement are satisfied or waived, the Corporation expects that the Effective Date will occur shortly after the grant of the Final Order.

      In such event, it is expected that Participating Shareholders of record at the close of business on the Proceeds Date will be entitled to receive the Units and cash proceeds available under the Enhanced Arrangement and such consideration will be available shortly thereafter. The actual dates for Effective Date and the Proceeds Date will be confirmed by press release.

Soliciting Dealers

      The Corporation has retained the services of RBC to form and manage a soliciting dealers group to solicit proxies on behalf of management of the Corporation from Shareholders in respect of the Meeting. The soliciting dealers group, including RBC, will be paid a solicitation fee for votes solicited in favour of the Enhanced Arrangement.

Information Agent

      The Corporation has retained Georgeson Shareholder Communications Canada Inc. to act as information agent in connection with the Enhanced Arrangement.

      Any questions or requests for assistance in connection with the Enhanced Arrangement or the execution or return of proxies should be made directly to Georgeson Shareholder toll free at 1-866-254-7864 for service in English or 1-866-258-7293 for service in French.

BACKGROUND AND RECENT DEVELOPMENTS

      Since the mailing of the Supplement to Securityholders on December 9, 2002, a number of events have occurred in respect of both the scheduling of the Meeting at which Securityholders will consider the proposed Enhanced Arrangement, and the offer made by Sherritt Coal Acquisition Inc. (“Sherritt”) to purchase all of the issued and outstanding Common Shares (the “First Sherritt Offer”).

      On December 10, 2002, Fording published an investor presentation for investors, issued a press release announcing the publication of the Supplement and made a copy available on its website. These materials remain accessible at www.fording.ca.

      On December 11, 2002, Sherritt International Corporation (“Sherritt International”) and Ontario Teachers’ Pension Plan Board (“Teachers”) advised Fording that Teachers would commence legal proceedings to have the Meeting then scheduled for December 20, 2002, postponed.

      On December 11, 2002, Fording issued a press release stating that it would resist such postponement since, in Fording’s view, the Enhanced Arrangement was clearly superior to the First Sherritt Offer.

      On December 12, 2002, Sherritt announced that it intended to make a new offer to Fording Shareholders that would provide for a combination of cash and exchange rights convertible into units of the Sherritt income trust (the “New Sherritt Offer”). Also, on December 12, 2002, Fording announced that the Board of Directors would review the New Sherritt Offer when the circular describing it was received. The Board of Directors further announced that, in order to allow time for that review, the communication of its recommendation, and consideration by Shareholders over the holiday season, it would postpone the Meeting to January 3, 2003. Sherritt and Teachers then withdrew their legal proceedings to postpone the Meeting.

      On December 13, 2002, Sherritt announced that it had commenced the mailing of its dissident proxy materials to Shareholders.

      On December 16, 2002, the Board of Directors met to discuss Sherritt’s dissident campaign.

      On December 17, 2002, the Board of Directors issued a press release and mailed a letter to Shareholders urging them not to surrender their proxies to Sherritt. The Board of Directors’ materials warned Shareholders that the Board of Directors had a clear duty to act in the best interests of the Shareholders while Sherritt did not. These materials also expressed concern that Sherritt was soliciting proxies without delivering meaningful information to Shareholders, including the New Sherritt Offer.

      On December 18, 2002, Sherritt began mailing the New Sherritt Offer.

      On December 19 and 20, 2002, the Board of Directors met to consider the New Sherritt Offer. Based on advice from RBC, and after extensive deliberations, including deliberations without management present, the Board of Directors issued a press release stating that the New Sherritt Offer was inadequate from a financial point of view and inferior to the Enhanced Arrangement. The Board of Directors also determined that the Fording Shareholder Rights Plan (the “Rights Plan”) applied to the New Sherritt Offer such that the new offer was not a “permitted bid” under the Rights Plan. A primary reason for this determination was that the New Sherritt Offer was radically different from what was presented to Shareholders on October 25, 2002. The Board of Directors also determined that if Sherritt were to extend the New Sherritt Offer until January 23, 2003 it would be permitted as a “competing permitted bid” under the Rights Plan.

      On December 20, 2002, the Alberta Court of Queen’s Bench (the “Court”) heard a motion in relation to the timing of the Meeting. The Court ruled that if, by 4:30 p.m. (Mountain Standard Time) on December 23, 2002, Sherritt International and Teachers agreed to extend the expiry time of the New Sherritt Offer to January 23, 2003, then the Meeting would be rescheduled to January 22, 2003. Sherritt International and Teachers issued a press release on December 23, 2002 indicating that the expiry date of the New Sherritt Offer would be extended to January 23, 2003.

      On December 22, 2002, the Board of Directors approved the Response of the Board of Directors dated December 22, 2002 recommending rejection of the New Sherritt Offer.

      On December 23, 2002, the Court signed the Amended Interim Order postponing the Meeting to January 22, 2003 and establishing the record date for voting at the Meeting as December 27, 2002.

PURPOSE OF THE SECOND SUPPLEMENT

      The Meeting was originally scheduled for December 20, 2002, with a record date of November 19, 2002. On December 12, 2002, subsequent to learning of Sherritt’s intention to make the New Sherritt Offer, the Board of Directors decided to postpone the Meeting until January 3, 2003. The Amended Interim Order now provides that the Meeting will take place on January 22, 2003 with a revised record date for voting purposes of December 27, 2002.

      This Second Supplement has been prepared to inform Securityholders of the revised record date and Meeting date, to explain the procedures for voting at the Meeting, and to explain to Securityholders why the Board of Directors has concluded that the Enhanced Arrangement is superior to the New Sherritt Offer.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      The Board of Directors has determined that the Enhanced Arrangement is in the best interests of the Corporation and its Securityholders, is SUPERIOR to the New Sherritt Offer and is FAIR to Securityholders. The Board of Directors unanimously recommends that Securityholders vote FOR the Amended Arrangement Resolution in order to approve the Enhanced Arrangement. The directors and officers of the Corporation have indicated to the Corporation that they intend to vote in favour of the Amended Arrangement Resolution.

      The Board of Directors has also concluded that adoption of the Unitholder Rights Plan and the Key Employee Unit Option Plan, and the appointment of PricewaterhouseCoopers LLP, Chartered Accountants, as independent auditors of the Fund for the ensuing year and the granting of authority to the Trustees to fix their remuneration are in the best interests of Shareholders and unanimously recommends that Shareholders vote FOR each of the Unitholder Rights Plan Resolution, the Key Employee Unit Option Plan and the PWC Resolution.

REASONS FOR RECOMMENDATION

      The Board of Directors, in making its recommendations, carefully considered all aspects of the Enhanced Arrangement and the New Sherritt Offer, after having received the advice of management and the advice of the Corporation’s financial and legal advisors. In unanimously concluding that the Enhanced Arrangement is in the best interests of the Corporation and its Securityholders, and is superior to the New Sherritt Offer, the Board of Directors identified a number of factors as being most relevant, including:

(a)	the advice of RBC that the consideration under the Enhanced Arrangement is fair from a financial point of view to Shareholders, and RBC’s advice that the consideration available to Shareholders under the Enhanced Arrangement is superior from a financial perspective to the consideration available to Shareholders under the New Sherritt Offer; and

(b)	the opinion of Anderson & Schwab, Inc. (“A&S”) that the mining assets associated with the Fording Income Trust are significantly better than the mining assets of the income trust proposed to be created in connection with the New Sherritt Offer (the “Sherritt income trust”). The full text of the A&S opinion appears as Appendix F hereto;

(c)	the factors described in the chart contained in the letter from the Board of Directors enclosed with this Second Supplement; and

(d)	the reasons set forth in Appendix E to this Second Supplement for rejecting the New Sherritt Offer, as previously disclosed in the Response of the Board of Directors dated December 22, 2002 to the New Sherritt Offer recommending rejection of such offer.

Anderson & Schwab Opinion

      In order to assist Shareholders in deciding between the Fording Income Trust and the proposed Sherritt income trust, the Board of Directors retained A&S to compare the assets proposed to be included in the competing trusts.

      A&S is an established consulting firm headquartered in New York that specializes in mineral industries. For this assignment, A&S used four consultants with more than 100 years of collective coal mining industry experience, including experience in Canada.

      A&S has not previously performed work for Fording, was compensated on an hourly basis and in no way was its fee contingent upon delivery of its opinion or completion of the Enhanced Arrangement or the New Sherritt Offer. In A&S’ opinion, and in the opinion of the Board of Directors of Fording, A&S are expert consultants who are completely independent of Fording and its management.

      A&S based their analysis and opinion entirely on publicly available information relating to the competing income trusts as well as the existing general knowledge of its team of expert consultants.

      A&S has concluded that the mining assets associated with the Fording Income Trust are significantly better than the mining assets of the proposed Sherritt income trust.

      The full text of the A&S opinion is attached as Appendix F to this Second Supplement and should be read in its entirety.

THE MEETING

      The Meeting will be held at The Fairmont Palliser Hotel, 133 – 9th Avenue SW, Calgary, Alberta, on January 22, 2003 at 9:00 a.m. (Mountain Standard Time) for the purpose of, among other things, considering and, if deemed advisable, passing, with or without variation:

(a)	the Amended Arrangement Resolution;

(b)	the Unitholder Rights Plan Resolution;

(c)	the Key Employee Unit Option Plan Resolution; and

(d)	the PWC Resolution,

as well as considering such other matters as may properly come before the Meeting.

      By approving the Amended Arrangement Resolution, Securityholders will be authorizing the Enhanced Arrangement described in the Supplement.

SOLICITATION OF PROXIES AND VOTING AT THE MEETING

Record Date and Voting

      The revised record date for the determination of Securityholders entitled to vote at the Meeting is December 27, 2002. Under the CBCA, only Securityholders whose names have been entered on the registers of the Corporation at the close of business on that date are entitled to vote at the Meeting. Copies of this Second Supplement are being distributed to registered and non-registered Securityholders of record on December 27, 2002. Securityholders who acquire Common Shares after December 27, 2002 who wish to vote such Common Shares at the Meeting should make arrangements with the selling Securityholder to direct how such Common Shares may be voted at the Meeting. Securityholders who acquire Common Shares after December 27, 2002 should contact Georgeson Shareholder at 1-866-254-7864 (English) or 1-866-258-7293 (French) for information and assistance in connection with voting such shares at Meeting.

Solicitation of Proxies

      This Second Supplement is provided in connection with the continuing solicitation of proxies by management of Fording for use at the Meeting to be held at the time and place and for the purposes set forth in the Notice of the Postponed Special Meeting.

      The solicitation will be primarily by mail, but proxies may also be solicited personally by telephone or other personal contact by representatives or agents of Fording retained to assist in the solicitation of proxies in Canada and the United States. The cost of preparing, assembling and mailing this Second Supplement, the Notice of the Postponed Special Meeting, the forms of proxy and any other material relating to the Meeting has been or will be borne by Fording. Fording will reimburse brokers and other entities for reasonable costs incurred by them in mailing materials to Securityholders in connection with the Meeting.

      A Securityholder may attend the Meeting in person or may be represented by proxy. Securityholders who are unable to attend the Meeting, including any adjournment or any further postponement thereof, in person are requested to date, sign and return the PINK proxy accompanying this Second Supplement in accordance with the instructions set out below.

      Signed proxies must be received by Computershare Trust Company of Canada, at 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 (Attention: Proxy Department) by personal delivery, courier, mail or facsimile transmission to (416) 263-9524 (toll free 1-866-249-7775) by 5:00 p.m. (Mountain Standard Time) on January 20, 2003 or otherwise at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time set for any adjournment or postponement of the Meeting in order to be represented at the Meeting.

      Both Shareholders and Optionholders are entitled to vote on the Amended Arrangement Resolution. Only Shareholders are entitled to vote on the Unitholder Rights Plan Resolution, Key Employee Unit Option Plan Resolution and the PWC Resolution. If you are both a Shareholder and an Optionholder, you will receive two packages containing this Second Supplement, each accompanied by a PINK proxy. In that case, please be sure to return both PINK proxies.

      If you are a registered Shareholder or Optionholder and you also beneficially own Common Shares registered under the name of your broker or another intermediary or an agent of that broker or intermediary, you will receive a separate package containing this Second Supplement from your broker or intermediary or its agent and such package will be accompanied by another PINK proxy. In that case, be sure also to return that PINK proxy in accordance with the instructions provided by your broker or intermediary or its agent.

Appointment of Proxyholder

      The persons named in the accompanying proxy are directors of Fording. A Securityholder has the right to appoint a person (who need not be a Securityholder), other than the persons designated in the accompanying proxy, to represent the Securityholder at the Meeting. Such right may be exercised by inserting the name of such person in the blank space provided in such proxy.

Revocability of Proxies

      A Securityholder who has given a proxy may revoke the proxy by filing an instrument in writing prepared for the purpose of the Meeting, executed by the Securityholder or by the Securityholder’s duly appointed attorney (the “Revocation”), with Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto,

Ontario, M5J 2Y1 (Attention: Proxy Department), by personal delivery, courier, mail or facsimile transmission to (416) 263-9524 (toll free 1-866-249-7775), at any time up to and including the last Business Day preceding the date of the Meeting, or by filing the Revocation with the Chair of the Meeting prior to the commencement of the Meeting. The execution of a proxy will not affect a Securityholder’s right to attend the Meeting and vote in person provided such proxy is revoked prior to the commencement of the Meeting in the manner indicated above.

Voting of Proxies

      Securities represented by properly executed proxies in the enclosed form (if executed in favour of the Corporation’s nominees and deposited as provided in the Notice of the Postponed Special Meeting) will be voted or withheld from voting in accordance with the instructions of the Securityholder on any ballot that may be called for. If the Securityholder specifies a choice with respect to any matter to be acted upon at the Meeting, Securities represented by properly executed proxies will be voted accordingly.

      In the absence of any instructions on the proxy, the Securities which such proxy represents will be voted:

(a)	“FOR” the Amended Arrangement Resolution;

(b)	“FOR” the Unitholder Rights Plan Resolution;

(c)	“FOR” the Key Employee Unit Option Plan Resolution; and

(d)	“FOR” the PWC Resolution,

to the extent such Securities are entitled to vote on the resolution in question.

      Sherritt and Teachers have circulated a dissident proxy circular, however, no meaningful information about their New Sherritt Offer was included in such dissident proxy circular. Their circular has a Sherritt form of proxy for Shareholders which is yellow and a Sherritt form of proxy for Optionholders which is white. Sherritt has also retained a syndicate of investment dealer firms to solicit proxies to be used by them to attempt to defeat the Enhanced Arrangement so that their New Sherritt Offer will be the only option remaining for Shareholders. Shareholders should ensure that they submit the Fording PINK proxy since using the Sherritt form of proxy will give Sherritt discretion over their choice including in circumstances where further enhancements may be made to the Enhanced Arrangement.

Instructions to Registered Holders of Securities

      All Securityholders are encouraged to sign and return the accompanying PINK proxy, even if they have previously submitted a proxy in respect of the matters to be voted on at the Meeting, to demonstrate their continuing support for the Fording Income Trust.

      The accompanying PINK proxy, if signed and returned prior to the revised deadline for the receipt of proxies noted above, will revoke any proxies previously given in respect of the Common Shares or Options, as applicable, represented by the accompanying proxy.

      If (i) a registered holder of Common Shares as of the revised record date of December 27, 2002 was also a registered holder of Common Shares on November 19, 2002, (ii) such registered holder previously submitted one or more valid proxies with respect to Common Shares to be voted on at the Meeting, (iii) such registered holder fails to sign and return the accompanying proxy prior to the revised deadline for the receipt of proxies noted above, and (iv) such registered holder has not otherwise revoked one or more of such previously submitted valid proxies, then all Common Shares held by the Securityholder of record as of the revised record date of December 27, 2002 will be voted in accordance with the instructions given in the previously submitted valid proxy or proxies, provided that:

(a)	subject to (b) below, where more than one proxy has previously been submitted, the proxy bearing the latest date will be the one that will be voted at the Meeting; and

(b)	where the registered holder of Common Shares specified on the previously submitted proxy bearing the latest date that it was limited to a specified number of Common Shares and such number is less than the number of Common Shares held of record as of the revised record date of December 27, 2002, then such proxy will be voted in accordance with the instructions given in such previously submitted proxy for such specified number of Common Shares; provided that if more than one proxy has previously been submitted, the proxy bearing the next latest date (unless it has been revoked) will be voted in accordance with the instructions given in such proxy up to a maximum of the lesser of the remaining number of

Common Shares held as of the revised record date of December 27, 2002 which have not been voted by the registered holder or any limit specified by the registered holder in such proxy bearing the next latest date, and the same treatment will be afforded to any other proxies previously submitted by the registered holder of Common Shares.

      If (i) a registered holder of Options as of the revised record date of December 27, 2002 was also a registered holder of Options on November 19, 2002, (ii) such registered holder previously submitted one or more valid proxies with respect to Options to be voted on at the Meeting, (iii) such registered holder fails to sign and return the accompanying proxy prior to the revised deadline for the receipt of proxies noted above, and (iv) such registered holder has not otherwise revoked one or more of such previously submitted valid proxies, then all Options held by the Securityholder of record as of the revised record date of December 27, 2002 will be voted in accordance with the instructions given in the previously submitted valid proxy or proxies in the same manner as described above with respect to Common Shares.

      If you are uncertain about the effect of previously submitted proxies, to ensure that all of the Common Shares and/or Options held by you are voted, and to demonstrate your continuing support for the Fording Income Trust, you should vote the PINK proxy in respect of all Common Shares and/or Options held by you as of December 27, 2002.

Advice to Non-Registered Holders of Common Shares

      The information set forth in this section is of significant importance to many Shareholders, as a substantial number of the Shareholders hold Common Shares through brokers or other intermediaries and their nominees and not in their own name. Shareholders who do not hold their Common Shares in their own name (referred to in this Section as “non-registered Shareholders”) should note that only proxies deposited by Shareholders whose names appear on the records of the Corporation as the registered holders of the Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a Shareholder by a broker or other intermediary, then in almost all cases those shares will not be registered under the name of the Shareholder on the records of the Corporation. Such shares will more likely be registered under the name of the Shareholder’s broker or intermediary or an agent of that broker or intermediary. Shares held by brokers, intermediaries or nominees of brokers and intermediaries can only be voted (for or against any resolution or withheld from voting) upon the instructions of the non-registered Shareholder. Without specific instructions, brokers, intermediaries and nominees are prohibited from voting shares for their clients.

      Applicable regulatory policy requires brokers and intermediaries to seek voting instructions from non-registered Shareholders in advance of shareholders’ meetings. Every intermediary and broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by non-registered Shareholders in order to ensure that their Common Shares are voted at the Meeting. The voting instructions form or proxy supplied to a non-registered Shareholder by or on behalf of the non-registered Shareholder’s broker or intermediary is limited to instructing the broker or intermediary how to vote on behalf of the non-registered Shareholder. A non-registered Shareholder receiving a voting instruction form or proxy from a broker, an intermediary or an agent of a broker or intermediary cannot use that document to vote Common Shares directly at the Meeting. Instead, the voting instruction form or proxy must be returned pursuant to the instructions accompanying it well in advance of the deadline for the receipt of proxies in order to have such shares voted.

      Although non-registered Shareholders may not be recognized directly at the appropriate meeting for the purpose of voting Common Shares registered in the name of the broker, intermediary, agent or nominee, a non-registered Shareholder may attend at the appropriate meeting as proxyholder for the non-registered Shareholder and vote the Common Shares in that capacity.

      Non-registered Shareholders who wish to attend at the Meeting and indirectly vote their Common Shares as proxyholder for the non-registered Shareholder, should enter their own name in the blank space on the proxy provided to them and return the same to their broker or intermediary (or the agent of the broker or intermediary) in accordance with the instructions provided by such broker, intermediary or agent, well in advance of the deadline for the receipt of proxies.

      All non-registered Shareholders are encouraged to sign and return the accompanying PINK proxy in accordance with the instructions provided by or on behalf of their intermediary or broker, even if they have previously provided voting instructions or otherwise submitted a proxy in respect of the matters to be voted on at the Meeting.

      If you are a non-registered Shareholder who beneficially owns Common Shares which are registered under the name of your broker or another intermediary or an agent of that broker or intermediary and the accompanying PINK proxy states that it is for use by a non-registered Shareholder, it is vital that your proxy be received by your broker or intermediary or its agent sufficiently in advance of the deadline for the return of proxies of 5:00 p.m. (Mountain Standard Time) on January 20, 2003 to enable the broker, intermediary or agent to provide voting instructions on your behalf before the deadline. PINK proxies for use by non-registered Shareholders will include a fax number and a prepaid return envelope, or only a prepaid return envelope. Note that faxed proxies submitted by non-registered Shareholders may need to be confirmed with the broker or intermediary which holds the Common Shares on your behalf in order to be voted. Accordingly, please ensure your proxy is provided as instructed by your broker or intermediary or the agent of your broker or intermediary well before the close of business in the jurisdiction where your broker or intermediary operates.

      The accompanying PINK proxy, if signed and returned in accordance with the instructions provided by or on behalf of such broker, intermediary or agent, sufficiently in advance of the revised deadline for the receipt of proxies, will revoke any voting instructions or proxies previously given in respect of the Common Shares represented by the accompanying proxy.

      Where (i) a non-registered Shareholder as of the revised record date of December 27, 2002 was also a non-registered Shareholder on November 19, 2002, (ii) such non-registered Shareholder previously submitted one or more valid voting instructions or proxies with respect to Common Shares to be voted on at the Meeting, (iii) such non-registered Shareholder fails to sign and return the accompanying proxy sufficiently in advance of the revised deadline for the receipt of proxies noted above to permit such proxy to be voted at the Meeting and (iv) such non-registered Shareholder has not otherwise revoked one or more of such previously submitted valid voting instructions or proxies, then to the fullest extent practicable, all Common Shares beneficially held by the non-registered Shareholder will be voted as of the revised record date of December 27, 2002 in accordance with the instructions given in the previously submitted valid voting instructions, proxy or proxies, provided that:

(a)	subject to (b) below, where more than one voting instruction or proxy has previously been submitted, the voting instruction or proxy bearing the latest date will be the one that will be voted at the Meeting; and

(b)	where the non-registered Shareholder specified on the latest dated previously submitted proxy that it was limited to a specified number of Common Shares and such number is less than the number of Common Shares held of record as of the revised record date of December 27, 2002, then such proxy will be voted in accordance with the instructions given in such previously submitted proxy for such specified number of Common Shares; provided that if more than one voting instruction or proxy has previously been submitted, the next latest dated voting instruction or proxy (unless it has been revoked) will be voted in accordance with the instructions given in such voting instruction or proxy up to a maximum of the lesser of the remaining number of Common Shares held as of the revised record date of December 27, 2002 which have not been voted by the non-registered Shareholder or any limit specified by the non-registered Shareholder in such next latest dated proxy, and the same treatment will be afforded to any other voting instructions or proxies previously submitted by the non-registered Shareholder.

      If you are uncertain about the effect of previously submitted voting instructions, to ensure that all of the Common Shares beneficially held by you are voted, and to demonstrate your continuing support for the Fording Income Trust, you should vote the PINK proxy in respect of all Common Shares beneficially held by you as of December 27, 2002.

Timing

      If the Meeting is held as scheduled on January 22, 2003 and is not adjourned or postponed, and the other necessary conditions to the Enhanced Arrangement are satisfied or waived, the Corporation intends to apply to the Court for the Final Order approving the Enhanced Arrangement. See “Final Order”. If the Final Order is obtained on January 22, 2003 in a satisfactory form, and all other conditions set forth in the Combination Agreement are satisfied or waived, the Corporation expects that the Effective Date will occur shortly after the grant of the Final Order.

      In such event, it is expected that Participating Shareholders of record at the close of business on the Proceeds Date will be entitled to receive the Units and cash proceeds available under the Enhanced Arrangement and such consideration will be available shortly thereafter. The actual dates for the Effective Date and the Proceeds Date will be confirmed by press release.

FINAL ORDER

      The CBCA provides that an arrangement requires court approval. If the Amended Arrangement Resolution is approved by Securityholders at the Meeting in the manner required by the Amended Interim Order or by further order of the Court, an application will be made to the Court for the Final Order.

      The application for the Final Order approving the Enhanced Arrangement is scheduled for January 22, 2003 at 1:00 p.m. (Mountain Standard Time), or as soon thereafter as the matter may be heard, at the Court House, 611 – 4th Street SW, Calgary, Alberta. At the hearing, any Securityholder and any other interested party who wishes to participate or to be represented or to present evidence or argument may do so, subject to filing with the Court and serving upon the Corporation a Notice of Intention to Appear together with any evidence or materials which such party intends to present to the Court on or before 4:30 p.m. on January 17, 2003, or at least 48 hours (excluding Saturdays, Sundays and holidays) prior to any adjournment or postponement of the Meeting, setting out such Securityholder’s or other interested party’s address for service by ordinary mail and indicating whether such Securityholder or other interested party intends to support or oppose the application or make submissions. Service of such notice shall be effected by service upon the solicitors for the Corporation, Osler, Hoskin & Harcourt LLP, Suite 1900, 333 – 7th Avenue SW, Calgary, Alberta, T2P 2Z1, Attention: Tristram J. Mallett.

      The Corporation has been advised by its counsel, Osler, Hoskin & Harcourt LLP, that the Court has broad discretion under the CBCA when making orders with respect to an arrangement and that the Court will consider, among other things, the fairness of the Enhanced Arrangement to Securityholders (and any other interested party as the Court determines appropriate). The Court may approve the Enhanced Arrangement, either as proposed or as amended, in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court thinks fit. Depending upon the nature of any required amendments, the Corporation, Teck or Westshore may determine not to proceed with the Enhanced Arrangement.

      The issuance of Units and other securities to Shareholders and the issuance of Exchange Options to Optionholders pursuant to the Enhanced Arrangement have not been registered under the United States Securities Act of 1933, as amended (the “1933 Act”), in reliance upon an exemption from the registration requirements of the 1933 Act. Prior to issuing the Final Order, the Court will be advised that the Final Order will constitute the basis for the availability of such exemption with respect to such Units and other securities and such Exchange Options issued pursuant to the Enhanced Arrangement.

CASH OPTION/UNIT OPTION ELECTION PROCEDURE

      As described in the Supplement, under the Enhanced Arrangement each Participating Shareholder has the opportunity to elect either the Cash Option, the Unit Option, or a combination thereof, as consideration for their Common Shares.

Registered Participating Shareholders

      Each registered Participating Shareholder can make its election by signing, dating and mailing the enclosed Election Form indicating such holder’s election. Each registered Participating Shareholder must return the BLUE Election Form by hand or courier to Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 (Attention: Corporate Actions Department), by mail to Computershare Trust Company of Canada, P.O. Box 7021, 31 Adelaide St. East, Toronto, Ontario, M5C 3H2 (Attention: Corporate Actions Department) or by facsimile transmission to (416) 981-9663 by 5:00 p.m. (Mountain Standard Time) on January 23, 2003 or such later date as the Board of Directors determines. Any registered Participating Shareholder who does not deposit a duly completed Election Form prior to the deadline or otherwise does not fully comply with the requirements of the Election Form, will be deemed to have elected the Unit Option in respect of its Common Shares. Additional Election Forms may be obtained from Computershare or Georgeson Shareholder.

      Registered Participating Shareholders who have already submitted a completed Election Form and who have not changed their shareholdings in Fording between November 19, 2002 and December 27, 2002 need not complete the enclosed Election Form unless they wish to change their elections.

      However, registered Participating Shareholders who either bought or sold Common Shares between November 19, 2002 and December 27, 2002 must make a new election as to their total position held at

December 27, 2002 by signing, dating and delivering the enclosed Election Form, even if they have previously submitted an Election Form.

Non-Registered Participating Shareholders

      Non-registered Participating Shareholders will not receive an Election Form and must contact their intermediary or broker to make their election.

TREATMENT OF SMALL NON-BOARD LOT HOLDERS

      As part of the Enhanced Arrangement, Fording will purchase the Common Shares held by Small Non-Board Lot Holders at the Common Share Trading Price.

      A Small Non-Board Lot Holder is a registered holder of Common Shares holding 20 Common Shares or less as of the close of business in Calgary, Alberta, on November 19, 2002 who continues to hold such Common Shares as a registered holder through the Proceeds Date and who has not elected to maintain such holder’s interest by delivering the Small Non-Board Lot Holder Retention of Interest Form to Fording.

      A holder of 20 Common Shares or less will have the right to opt out of receiving the cash purchase price and to participate in the Enhanced Arrangement on the same basis as other Shareholders by completing and delivering the Small Non-Board Lot Holder Retention of Interest Form that was enclosed with the original Information Circular in the packages sent to registered Shareholders, by hand or by courier to Computershare Trust Company of Canada at 9th Floor, 100 University Avenue, Toronto, Ontario M5J 2Y1 (Attention: Corporate Actions Department), by mail to Computershare Trust Company of Canada, P.O. Box 7021, 31 Adelaide St. East, Toronto, Ontario, M5C 3H2 (Attention: Corporate Actions Department), or by facsimile transmission to (416) 981-9663, so that it is received no later than 5:00 p.m. (Mountain Standard Time) on January 20, 2003. Additional copies of the Small Non-Board Lot Holder Retention of Interest Form may be obtained from Computershare or Georgeson Shareholder.

      The Trustees of the Fording Income Trust will consider implementing an odd-lot program after the Effective Date for holders of odd-lots of Units.

DOCUMENTS INCORPORATED BY REFERENCE

      The following documents, filed with the various securities commissions or similar authorities in Canada, are specifically incorporated by reference in and form an integral part of this Second Supplement:

(a)	the Corporation’s Notice of Meeting, Notice of Petition and Management Information Circular dated November 20, 2002 regarding the Corporation’s proposed reorganization under an income trust pursuant to a plan of arrangement;

(b)	the Corporation’s Material Change Report dated December 11, 2002;

(c)	the Corporation’s Supplement to the Management Information Circular dated December 8, 2002 regarding the Enhanced Arrangement;

(d)	the Technical Review of the Elkview Coal Mine (dated June 12, 2001) re-filed on SEDAR on December 9, 2002;

(e)	the Corporation’s Response of the Board of Directors dated December 22, 2002 recommending that Shareholders reject the New Sherritt Offer;

(f)	the Corporation’s press releases dated: November 22, 2002; November 25, 2002; December 4, 2002; December 6, 2002; December 9, 2002; December 10, 2002; December 11, 2002; December 12, 2002; December 17, 2002; December 20, 2002; December 22, 2002 and December 23, 2002; and

(g)	the letter of the Board of Directors to Shareholders dated December 30, 2002.

      All documents of the kind referred to above filed by Fording with a securities commission or any similar authority in Canada after the date of this Second Supplement and prior to the completion of the Enhanced Arrangement shall be deemed to be incorporated by reference into this Second Supplement.

      Any statement contained in this Second Supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Second

Supplement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Second Supplement.

      Copies of the documents incorporated by reference may be accessed on SEDAR (www.sedar.com) and on EDGAR (www.sec.gov) or obtained on request without charge from Mr. James F. Jones, Corporate Secretary, at Suite 1000, 205 – 9th Avenue SE, Calgary, Alberta, Canada T2G 0R4.

AUDITORS, TRANSFER AGENT AND REGISTRAR

      The auditor of the Corporation is PricewaterhouseCoopers LLP, Chartered Accountants.

      The auditor of Teck is PricewaterhouseCoopers LLP, Chartered Accountants.

      Computershare Trust Company of Canada is the Transfer Agent and Registrar for the Common Shares at its principal offices in Calgary, Alberta, Toronto, Ontario, Montreal, Quebec, Vancouver, British Columbia and New York, New York.

EXPENSES OF THE ARRANGEMENT

      The estimated aggregate costs to be incurred by the Corporation in connection with the Enhanced Arrangement, the Offer and the New Sherritt Offer including, without limitation, financial advisory, accounting and legal fees, the preparation and printing of this Second Supplement and other out-of-pocket expenses are expected to be approximately $30 million.

LEGAL MATTERS

      Osler, Hoskin & Harcourt LLP, Canadian legal counsel to the Corporation, Subco, FCL and the Fund, has advised the Corporation, Subco, FCL and the Fund with respect to certain Canadian legal matters disclosed in this Second Supplement. Sidley Austin Brown & Wood, U.S. legal counsel to the Corporation, Subco, FCL and the Fund, has advised the Corporation, Subco, FCL and the Fund with respect to certain U.S. legal matters disclosed in this Second Supplement.

      Lang Michener and Thorsteinssons, Canadian legal counsel to Teck, have advised Teck with respect to certain Canadian legal matters disclosed in this Second Supplement.

      Lawson Lundell, Canadian legal counsel to Westshore, has advised Westshore with respect to certain Canadian legal matters disclosed in this Second Supplement.

      As of the date hereof, partners and associates of these firms collectively owned beneficially, directly or indirectly, less than 1% of the Common Shares of Fording.

SOLICITING DEALERS

      The Corporation has retained the services of RBC to form and manage a soliciting dealers group to solicit proxies on behalf of management of the Corporation from Shareholders in respect of the Meeting. The soliciting dealers group, including RBC, will be paid a solicitation fee for each vote solicited in favour of the Enhanced Arrangement on the basis of $0.20 for each such favourable vote, subject to a minimum fee of $85 and a maximum fee of $1,500, provided that no fee will be payable in respect of any vote solicited from a non-registered or registered holder of fewer than 400 Common Shares. It is not possible at the date hereof to estimate the total solicitation fees that will be incurred as a result of implementing these proxy solicitation arrangements.

INFORMATION AGENT

      The Corporation has retained Georgeson Shareholder to act as information agent in connection with the Enhanced Arrangement. Georgeson Shareholder will assist in the solicitation of proxies. The Corporation has agreed to pay Georgeson Shareholder a fee for acting as information agent in connection with the Enhanced Arrangement and for assisting in the solicitation of proxies.

      Any questions or requests for assistance in connection with the Enhanced Arrangement or the execution or return of proxies should be made directly to Georgeson Shareholder toll free at 1-866-254-7864 for service in English or 1-866-258-7293 for service in French.

FORWARD LOOKING STATEMENTS

      This Second Supplement contains certain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 relating but not limited to the expectations, intentions, plans and beliefs of Fording, Teck or Westshore. Forward-looking information can often be identified by forward-looking words such as “anticipate”, “believe”, “expect”, “goal”, “plan”, “intend”, “estimate”, “may” and “will” or similar words suggesting future outcomes, or other expectations, beliefs, plans, objectives, assumptions, intentions or statements about future events or performance. Securityholders should be aware that these statements are subject to known and unknown risks, uncertainties and other factors, including those discussed in the “Risk Factors” section of both the Information Circular and the Supplement, that could cause actual results to differ materially from those suggested by the forward-looking statements.

      Securityholders are cautioned not to place undue reliance on forward-looking information. By its nature, forward-looking information involves numerous assumptions, inherent risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and various future events will not occur. These factors include, but are not limited to, changes in commodity prices; currency and interest rate fluctuations; changes in steel-making methods and other technological changes; the strength of various economies; changes in the manner in which production, transportation or use of the Corporation’s products are regulated; the availability and comparative price of energy commodities; the effects of competition and pricing pressures; the oversupply of, or lack of demand for, the Corporation’s products; changes in the manner in which the power industry is regulated; various events which could disrupt operations, including labour stoppages and severe weather conditions; and the Corporation’s ability to anticipate and manage the foregoing factors and risks.

      Fording cautions that the list of factors set forth above is not exhaustive. Fording undertakes no obligation to update publicly or otherwise revise any forward-looking information whether as a result of new information, future events or other such factors which affect this information, except as required by law.

      Statements relating to the magnitude or quality of Fording’s or Teck’s mineral deposits are forward-looking statements. The reliability of such information is affected by, among other things, uncertainties involving geology of mineral deposits; uncertainty of estimates of their size or composition; uncertainty of projections relating to costs of production; the possibility of delays in mining activities; changes in plans with respect to exploration, development projects or capital expenditures; and various other risks including those relating to health, safety and environmental matters.

SUPPLEMENTAL EARNINGS MEASURE

      Net earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is a metric used by many investors to compare companies on the basis of ability to generate cash from operations. It is not intended to be representative of cash flow or results of operations determined in accordance with generally accepted accounting principles or cash available for distribution. EBITDA may not be comparable to similarly titled amounts reported by other issuers. EBITDA, as used in this Second Supplement, can be determined from Fording’s and Teck’s financial statements incorporated by reference into this Second Supplement as well as financial information disclosed by Sherritt in connection with the New Sherritt Offer.

      Distributable Cash, Available Cash and Partnership distributable cash are not intended to be representative of cash flow or results of operations determined in accordance with generally accepted accounting principles and do not have a standardized meaning prescribed by generally accepted accounting principles. Distributable Cash, Available Cash and Partnership distributable cash are unlikely to be comparable to similar measures presented by other issuers.

CURRENCY EXCHANGE RATES

      Except where otherwise indicated, all dollar amounts set forth in this Second Supplement are expressed in Canadian dollars and “$” and “Cdn$” mean Canadian dollars. The following tables set forth (i) the noon rates of exchange for the Canadian dollar, expressed in Canadian dollars per U.S. dollar and in U.S. dollars per Canadian dollar, respectively, in effect at the end of the periods indicated, (ii) the average noon exchange rates for such periods and (iii) the high and low exchange rates during such periods, based on the rates quoted by the Bank of Canada.

	January 1, 2002	Year Ended December 31
	Through
Canadian Dollar per U.S. Dollar	December 27, 2002	2001	2000	1999

Noon rate at end of period	$1.5684	$1.5926	$1.5002	$1.4433
Average noon rate for period	1.5703	1.5484	1.4852	1.4858
High for period	1.6184	1.6052	1.5632	1.5475
Low for period	1.5028	1.4901	1.4318	1.4420

	January 1, 2002	Year Ended December 31
	Through
U.S. Dollar per Canadian Dollar	December 27, 2002	2001	2000	1999

Noon rate at end of period	$0.6376	$0.6279	$0.6666	$0.6929
Average noon rate for period	0.6368	0.6458	0.6733	0.6730
High for period	0.6179	0.6230	0.6397	0.6462
Low for period	0.6654	0.6711	0.6984	0.6935

      On December 27, 2002, the Canadian dollar per U.S. dollar rate of exchange based on the noon rate as quoted by the Bank of Canada was $1.5684, and the U.S. dollar per Canadian dollar rate of exchange based on the noon rate as quoted by the Bank of Canada was $0.6376.

OTHER BUSINESS

      Management of the Corporation is not aware of any matter to come before the Meeting other than the matters referred to in the Notice of the Postponed Special Meeting and this Second Supplement. However, if any other matter properly comes before the Meeting, the forms of proxy enclosed with this Second Supplement confer discretionary authority to vote with respect to amendments or variations to matters identified in the Notice of the Postponed Special Meeting and with respect to other matters that may properly come before the Meeting.

SUMMARY OF DEADLINES

      The following deadlines must be observed by Securityholders:

(a)	Revised record date for voting purposes, December 27, 2002;

(b)	Notice of Intention to Appear at the hearing in respect of the Final Order submission deadline, January 17, 2003, 4:30 p.m. (Mountain Standard Time);

(c)	Proxy submission deadline, January 20, 2003, 5:00 p.m. (Mountain Standard Time);

(d)	Small Non-Board Lot Holder Retention of Interest Form submission deadline, January 20, 2003, 5:00 p.m. (Mountain Standard Time);

(e)	Substitute W-9 U.S. Holder Election Form submission deadline, January 20, 2003, 5:00 p.m. (Mountain Standard Time);

(f)	Dissent Notice submission deadline, January 20, 2003, 5:00 p.m. (Mountain Standard Time);

(g)	Meeting date, January 22, 2003, 9:00 a.m. (Mountain Standard Time); and

(h)	Cash Option/Unit Option Election Form submission deadline, January 23, 2003, 5:00 p.m. (Mountain Standard Time).

APPROVAL OF DIRECTORS

      The contents of this Second Supplement and the sending of this Second Supplement to Securityholders have been approved by the Board of Directors of Fording Inc.

December 30, 2002

BY ORDER OF THE BOARD OF DIRECTORS

/s/ “RICHARD F. HASKAYNE”

Richard F. Haskayne O.C., F.C.A.
Chairman of the Board of Directors

      The foregoing, together with the documents incorporated herein by reference, contain no untrue statement of a material fact and do not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

December 30, 2002

/s/ “JAMES G. GARDINER”

James G. Gardiner
President, Chief Executive Officer and a Director

/s/ “ALLEN R. HAGERMAN”

Allen R. Hagerman, F.C.A.
Vice-President and Chief Financial Officer

APPENDIX A —

AMENDED ARRANGEMENT RESOLUTION

To be passed by the holders (“Securityholders”) of common shares and options to purchase common shares in the capital of the Corporation, voting together as a class

BE IT RESOLVED, as a special resolution, that:

1.	The arrangement (the “Enhanced Arrangement”) under section 192 of the Canada Business Corporations Act, substantially in accordance with the Plan of Arrangement attached as Appendix B to the Supplement dated December 8, 2002 to the Notice of Special Meeting, Notice of Petition and Information Circular of the Corporation dated November 20, 2002, or as that Plan of Arrangement may be modified or amended from time to time, is authorized and approved.

2.	Notwithstanding that this resolution has been passed by the Securityholders or that the Enhanced Arrangement has been approved by the Court of Queen’s Bench of Alberta, the Board of Directors of the Corporation may, without further approval of the Securityholders, amend the Plan of Arrangement, in the manner specified therein, or decide not to proceed with the Enhanced Arrangement or revoke this resolution at any time prior to the issue of the certificate giving effect to the Enhanced Arrangement.

3.	Any officer or director of the Corporation is authorized to sign and deliver for and on behalf of the Corporation all such documents and to do all such other acts as such officer or director may consider necessary or desirable to give effect to the foregoing.

A-1

APPENDIX B —

RESOLUTION ADOPTING UNITHOLDER RIGHTS PLAN

To be passed by the Shareholders of the Corporation

      In the event that the Amended Arrangement Resolution (as defined in the supplement dated December 30, 2002 to the Notice of Meeting, Notice of Petition and Information Circular of the Corporation dated November 20, 2002 (the “Circular”)) is authorized and approved by the requisite majority of Securityholders (as defined in the Circular), BE IT RESOLVED, as an ordinary resolution, that:

1.	The adoption of the Unitholder Rights Plan by the Fording Income Trust, substantially in the form attached as Schedule “A” to Appendix G to the Circular is authorized and approved.

2.	Any officer or director of the Corporation is authorized to sign and deliver for and on behalf of the Corporation all such documents and to do all such other acts as such officer or director may consider necessary or desirable to give effect to the foregoing.

B-1

APPENDIX C —

RESOLUTION ADOPTING KEY EMPLOYEE UNIT OPTION PLAN

To be passed by the Disinterested Shareholders of the Corporation

      In the event that the Amended Arrangement Resolution (as defined in the supplement dated December 30, 2002 to the Notice of Meeting, Notice of Petition and Information Circular of the Corporation dated November 20, 2002 (the “Circular”)) is authorized and approved by the requisite majority of Securityholders (as defined in the Circular), BE IT RESOLVED, as an ordinary resolution, that:

1.	The adoption of the Key Employee Unit Option Plan by the Fording Income Trust (the “Fund”), substantially in the form attached as Schedule “A” to Appendix H of the Circular, and the reservation of 3.6 million units of the Fund issuable on the exercise of unit options granted under the Key Employee Unit Option Plan, is authorized and approved.

2.	Any officer or director of the Corporation is authorized to sign and deliver for and on behalf of the Corporation all such documents and to do all such other acts as such officer or director may consider necessary or desirable to give effect to the foregoing.

C-1

APPENDIX D —

RESOLUTION APPOINTING AUDITORS OF FUND

To be passed by the Shareholders of the Corporation

      In the event that the Amended Arrangement Resolution (as defined in the supplement dated December 30, 2002 to the Notice of Meeting, Notice of Petition and Information Circular of the Corporation dated November 20, 2002 (the “Circular”)) is authorized and approved by the requisite majority of Securityholders (as defined in the Circular), BE IT RESOLVED, as an ordinary resolution, that:

1.	The appointment of PricewaterhouseCoopers LLP, Chartered Accountants (“PWC”), as independent auditors of the Fording Income Trust (the “Fund”) for the ensuing year, is authorized and approved.

2.	The Trustees of the Fund are authorized to fix PWC’s remuneration.

3.	Any officer or director of the Corporation is authorized to sign and deliver for and on behalf of the Corporation all such documents and to do all such other acts as such officer or director may consider necessary or desirable to give effect to the foregoing.

D-1

APPENDIX E —

EXTRACT FROM FORDING RESPONSE OF THE BOARD OF DIRECTORS
DATED DECEMBER 22, 2002 RECOMMENDING
REJECTION OF THE NEW SHERRITT OFFER

FORDING INC.

RESPONSE OF THE BOARD OF DIRECTORS

      This Directors’ Circular (the “Response Circular”) is the response of the board of directors (the “Board of Directors”) of Fording Inc. (“Fording” or the “Corporation”) to the new offer (the “New Sherritt Offer”) made by Sherritt Coal Acquisition Inc. (“Sherritt”) as set out in its offering document (the “New Sherritt Offering Circular”) dated December 16, 2002.

      A previous offer (the “First Sherritt Offer”) was announced by Sherritt on October 21, 2002 and made on October 25, 2002 and related to the purchase of all of the outstanding common shares in the capital of the Corporation (the “Common Shares”) for $29.00 in cash per Common Share, upon the terms and subject to the conditions set forth in the offer and accompanying circular dated October 25, 2002 (the “First Sherritt Offering Circular”).

      On November 6, 2002, the Board of Directors issued its directors’ circular (the “Directors’ Circular”) responding to the First Sherritt Offer. In the Directors’ Circular, the Board of Directors recommended that shareholders of Fording (the “Shareholders”) reject the First Sherritt Offer. A copy of the Directors’ Circular will be provided to any person upon request to Georgeson Shareholder Communications Canada, at the toll free number on the last page of this Response Circular and is available on the internet at www.sedar.com.

      All information provided in this Response Circular relating to Sherritt, Sherritt International Corporation (“Sherritt International”), the Ontario Teachers’ Pension Plan Board (“Teachers”), the Sherritt Coal Partnership II (the “Partnership”) and CONSOL Energy Inc. (“CONSOL”) is based on public information disclosed in the First Sherritt Offering Circular or the New Sherritt Offering Circular or made available by Sherritt, Sherritt International, Teachers, the Partnership or their respective affiliates. CONSOL is a joint venture partner with Luscar Energy Partnership (itself a 50/50 partnership between Sherritt International and Teachers) (collectively the “Sherritt Group”). The Sherritt Group owns the Line Creek mine, the proposed Cheviot project, the Luscar Mine and a 46% interest in Neptune terminal, all as described in the New Sherritt Offer. The Board of Directors does not assume any responsibility for the accuracy or completeness of such information. All dollar amounts in this Response Circular are expressed in Canadian dollars, unless otherwise indicated.

THE NEW SHERRITT OFFER

      Pursuant to the terms of the New Sherritt Offer, Sherritt is offering Shareholders the choice of receiving (a) $35.00 in cash per Common Share, subject to pro-ration and maximum cash consideration of $850 million, or (b) one exchange right per Common Share (the “Exchange Right”), convertible into one unit (a “Sherritt Unit”) in a new income trust (the “Sherritt Income Trust”) which will own Fording and Sherritt Group metallurgical coal assets, subject to pro-ration and maximum issuance of approximately 42.4 million exchange rights, or (c) a combination of cash and Exchange Rights, subject to pro-ration.

REJECTION RECOMMENDATION

The Board of Directors unanimously recommends that Shareholders

REJECT the New Sherritt Offer and NOT TENDER their Common Shares.

RECOMMENDATION OF THE FORDING BOARD OF DIRECTORS

      After reviewing the 340 page New Sherritt Offering Circular, and with the advice of its financial and legal advisors, the Board of Directors has unanimously concluded that the New Sherritt Offer is inadequate to Shareholders, other than Sherritt, Sherritt International and its partner, Teachers, and inferior to Fording’s enhanced arrangement involving Teck Cominco Limited (“Teck”) and Westshore Terminals Income Fund

(“Westshore”) announced on December 4, 2002 and described in Fording’s Information Circular dated November 20, 2002, as amended by the Supplement dated December 8, 2002 (the “Enhanced Arrangement”). The Board of Directors unanimously recommends that Shareholders reject the New Sherritt Offer.

      The Board of Directors believes that the New Sherritt Offer is based on questionable assumptions and uses an increase in cash consideration of $1.00 per share to obscure a unit value that could be worth $10.00 less per unit than a unit (a “Fording Unit”) of the income trust that will be created pursuant to the Enhanced Arrangement (the “Fording Income Trust”). Further, the manner in which the cash election is structured results in an effective cost per Common Share to Sherritt International and Teachers, under the maximum cash election, of only $28.41 resulting in a value transfer of $210 million from Shareholders to Sherritt International and Teachers under the maximum cash election.

      Shareholders should nevertheless consider the New Sherritt Offer carefully and come to their own decision to accept or reject the New Sherritt Offer. Shareholders who are in any doubt as to how to respond to the New Sherritt Offer should consult their investment dealer, lawyer or other professional advisor.

SUMMARY OF REASONS FOR REJECTION

      The following is a summary of the reasons why the Board of Directors is unanimously recommending rejection of the New Sherritt Offer. Each of the reasons is discussed in greater detail in the section titled “Reasons for Rejection”.

Fundamental Value Issues

      Fording believes that Sherritt will be obliged to use the one-year limited amount subordination feature in order to achieve the distribution levels that Sherritt is claiming under the New Sherritt Offer. However, Fording believes that such feature will not be sufficient to achieve such distribution levels. After the expiry of the subordination feature, the distributable cash under the New Sherritt Offer will be significantly less than that under the Fording Income Trust.

      Sherritt International and Teachers are effectively paying only $28.41 for each of the 24.3 million Common Shares they can acquire under the maximum cash election. What they are not telling you is that Sherritt International and Teachers are effectively getting six million Common Shares for free. Stated another way, the manner in which the cash election has been structured under the New Sherritt Offer results in a transfer of $210 million of value from Shareholders to Sherritt International and Teachers under the maximum cash election.

      Sherritt intends to extract the value of Fording’s thermal coal assets by moving such assets into another entity in which Shareholders will not participate. The price that Sherritt International and Teachers propose to pay for Fording’s valuable thermal coal assets and its associated stable cash flows vastly undervalues such assets. Further, the substantial stable and growing cash flows generated for unitholders by these assets in the Fording Income Trust are not replaced in the Sherritt Income Trust. Fording’s thermal coal assets are valued by Sherritt under the New Sherritt Offer at $242 million notwithstanding that these assets generated cash flow, after sustaining capital expenditures, of $43.4 million in 2001. By contrast, the metallurgical coal assets proposed to be contributed to the Sherritt Income Trust by the Sherritt Group for $207 million, generated cash flow after capital expenditures of only $2.8 million in 2001.

      Sherritt International, Teachers and CONSOL propose to sell their metallurgical coal assets to the Sherritt Income Trust at a price far greater than their fair value.

      The level of synergies claimed by Sherritt is illusory.

      The Sherritt Group’s Line Creek mine is high cost and uncompetitive. The modified Cheviot mine, as proposed to be developed by the Sherritt Group, does not yet have all required permits to operate and may not be economic.

      The Neptune terminal will be losing a three million tonne per year customer when the Sherritt Group’s Luscar mine closes in early 2004. As Fording understands that the Sherritt Group must pay its portion of the fixed costs incurred at Neptune, this asset may have little or no value to Shareholders.

      The New Sherritt Offer involves long term external management contracts with an affiliate of Sherritt International and Teachers at both the operating company and the Sherritt Income Trust level, with additional costs and management fees being paid over the base fee that Sherritt has publicized.

      The advice of RBC Capital Markets (“RBC”) that the consideration under the New Sherritt Offer is inadequate to Shareholders other than Sherritt and its affiliates. RBC also advised that the New Sherritt Offer is inferior to the Enhanced Arrangement from a financial perspective.

Other Important Considerations

      Fording believes the New Sherritt Offer faces a number of regulatory issues which may significantly delay both its advertised take-up and pay date and/or the ultimate issuance of exchange rights and Sherritt Units.

      The Board of Directors has been advised that the New Sherritt Offer may be subject to U.S. Securities and Exchange Commission (“SEC”) review, which may result in unequal Shareholder access to the cash option.

      The pro forma financial information in the New Sherritt Offer is inaccurate in that it fails to portray the proposed Sherritt Income Trust as it will exist if all the proposed transactions are completed.

      The New Sherritt Offer raises important governance issues and control questions both in its implementation and in the ongoing management of the Sherritt Income Trust resulting from the New Sherritt Offer.

      The New Sherritt Offer is highly conditional in favour of Sherritt and the conditions are at Sherritt’s discretion.

REASONS FOR RECOMMENDATION

      The Board of Directors, assisted by its financial and legal advisors, has carefully considered all aspects of the New Sherritt Offer.

      In unanimously concluding that the New Sherritt Offer is inferior to the Fording Income Trust, not in the best interests of Fording or its Shareholders, and in determining to recommend rejection, the Board of Directors identified a number of factors as being the most relevant, including the following:

The New Sherritt Offer Provides Much Less Value than the Fording Income Trust

Effective Price to Sherritt International and Teachers Obscured

      Sherritt International and Teachers are effectively paying only $28.41, and not $35.00, for each of the 24.3 million Common Shares they can acquire under the maximum cash election. What they are not telling you is that Sherritt International and Teachers are effectively getting six million Common Shares for free. Stated another way, the manner in which the cash election has been structured under the New Sherritt Offer results in a transfer of $210 million of value from Shareholders to Sherritt International and Teachers under the maximum cash election.

Distributable Cash in the Sherritt Income Trust will Decrease After the First Year

      Fording believes that Sherritt will be obliged to use the one-year limited amount subordination feature in order to achieve the distribution levels that Sherritt is claiming under the New Sherritt Offer. Such feature will not be sufficient to achieve such distribution levels. Fording believes that after the expiry of the subordination feature, the distributable cash under the New Sherritt Offer will be significantly less than under the Enhanced Arrangement.

      The Board of Directors believes that, absent the short term one-year limited subordination feature, the true level of distributable cash that would be generated for holders of Sherritt Units in 2003 would be less than $3.00 per unit.

      The distributable cash amount announced by Sherritt appears to include cash from the Luscar mine, which is only included in the Sherritt Income Trust at the option of the Sherritt Group in the event they exercise their put right after the yet determined exchange date. In any event, the Luscar mine is scheduled to close in early 2004.

Sherritt Mischaracterizes the Impact of Foreign Exchange Contracts

      There is little value for Shareholders in Sherritt extinguishing Fording’s foreign exchange commitments. Sherritt has characterized the foreign exchange contracts as a $115 million liability of the income trust. However, the average exchange rate on the 2003 year contracts is $0.65 versus $0.70 in 2002, and therefore it is unlikely that these contracts will result in any material losses in 2003 at current exchange rates. Accordingly, extinguishing the foreign exchange contracts will not provide any material savings to Shareholders. Furthermore, these contracts protect Fording’s distributable cash from the strengthening Canadian dollar.

The Proposed Value of the Sherritt Group’s Metallurgical Coal Assets is Greatly Exaggerated

      The Board of Directors believes that it is not in Shareholders’ interests to reduce their ownership of low-cost assets in favour of high-cost assets as proposed by Sherritt under the New Sherritt Offer.

      Fording’s year to date mine site costs in 2002 average $25.00 per clean metric tonne (“cmt”). This compares with the $39.00 cost in 2002 at the Line Creek mine.

      The assets being contributed by the Sherritt Group (being the high-cost Line Creek mine, the interest in the undeveloped Cheviot project and a 46% interest in the Neptune terminal) have been significantly overvalued by the New Sherritt Offer at $207 million, plus assumption of liabilities and a cash payment for working capital. Over the nine month period ending September 2002, these assets generated an operating margin of $3.8 million, and had associated capital expenditures of $2.2 million. Accordingly, the New Sherritt Offer values these assets at an annualized price to operating income ratio of more than 40 times. Furthermore, the cash generated by these assets for the trailing nine month period is just $1.6 million after capital expenditures, but before overhead, debt service costs and taxes, which is a price to discretionary cash flow ratio of approximately 97 times. The Sherritt Group’s metallurgical coal assets therefore are generating negligible operating income and cash flow, and the Sherritt Group is benefitting by selling these grossly overvalued assets at prices they have set themselves.

      The Line Creek mine, the primary metallurgical coal asset to be contributed to the income trust by the Sherritt Group, is a high-cost, uncompetitive mine and will remain so for the remainder of its life.

      The metallurgical coal business is a commodity business where profitability and long term survival are strongly linked to cost control. The Sherritt Group’s own consultant, Norwest Corporation, said of the Line Creek mine: “Since 1999, the mine site cost on a clean basis has increased from $27.99/cmt/year to $39.48/cmt/year to date in October 2002”. This follows a direct increase in the strip ratio as well as increasing waste movement, labour, maintenance and energy costs.

      The productivity of the Sherritt Group’s Line Creek mine is significantly lower than the Fording mines. With a strip ratio of approximately 8:1, Fording’s mines and Teck’s Elkview mine are far superior to Line Creek’s ratio of 11:1, and there is no expectation for improvement in the Line Creek ratio, as reported by Norwest Corporation. Under the New Sherritt Offer, Shareholders dilute their interest in the higher-productivity Fording mines and forego ownership in Teck’s Elkview mine in exchange for a share of the significantly lower-productivity Sherritt Group mines.

      The Cheviot mine, if ever developed, would require significant capital — estimated by the Sherritt Group at $80 million. The Sherritt Group has not provided any plan for funding this major expansion. Furthermore, if the Sherritt Group does not exercise its put option to sell the Luscar mine to the Sherritt Income Trust, the Cheviot mine will not have a processing facility, much less a permit.

Sherritt International and Teachers Take Fording’s Thermal Coal Assets for Much Less Than Fair Value

      Sherritt International and Teachers are significantly undervaluing Fording’s thermal coal business, which consists of three mine mouth operations (Highvale, Whitewood and Genesee) and third party mining operations at various locations (the “Prairie Operations”). By taking these Prairie Operations for their own account, Sherritt International and Teachers are precluding Shareholders from benefitting from these strategic assets.

      The Prairie Operations’ EBITDA was $47.6 million in 2001. The addition of Highvale in 2003 and the expansion at Genesee will significantly increase EBITDA. Based on 2001 EBITDA, Sherritt’s implied value of $242 million paid for the Prairie Operations, represents 5.1 times EBITDA. This price significantly undervalues these assets based on their historic profitability, and ascribes no value to their expected growth in revenues from adding new operations such as Highvale and increasing production at existing operations such as Genesee, which is in the process of expanding its generation capacity.

      Fording also has substantial undeveloped resources consisting of large tracts of freehold coal with no Crown royalty obligations. These resources are strategically located adjacent to existing or prospective power plants. Fording believes that these resources have a value of approximately $100 million based on recent coal rights transactions.

      Based on the distributable cash flow associated with the Prairie Operations, and the expected cash-on-cash yield implied by the New Sherritt Offer, the Prairie Operations would be valued at more than $325 million, without regard to the potential for growth of the business or its undeveloped resources. In addition, given the lower risk associated with this stable cash flow business, Fording would expect the Prairie Operations to be valued at a higher multiple of distributable cash flow than the metallurgical assets, resulting in an implied value of approximately $400 million, without regard to the potential for growth in the business or its undeveloped resources referred to above. Shareholders should recognize that the New Sherritt Offer is structured so that Sherritt International and Teachers benefit from buying the Prairie Operations at far less than their fair market value.

      Over the next four years, based on existing contracts and mine plans, Fording expects the Prairie Operations’ EBITDA to grow at a 7% compound rate. Sherritt does not mention this growth in the value of the Prairie Operations as Sherritt International and Teachers want to retain this business, to the exclusion of Shareholders.

      Contrary to what Sherritt indicates, Fording believes that the Prairie Operations including the Highvale operation are ideal assets for an income trust, because of the highly predictable nature of the cash flows they generate. The Prairie Operations are contract operations and royalty interests with returns that are unaffected by volatility in metallurgical coal prices. Under the New Sherritt Offer, these benefits accrue to Sherritt International and Teachers, not Shareholders.

The Level of Synergies Claimed by Sherritt is Illusory

Tax synergies not likely available

      A portion of the $50 million of the total synergies claimed by Sherritt relate to mineral tax savings that can only be realized if the Fording mines can take advantage of substantial mineral tax pools relating to the Sherritt Group’s Line Creek mine in order to reduce exposure to mineral tax. Fording estimates that the maximum savings, if any, appear to be $33 million in the aggregate, claimable over a two year period. Fording believes such tax savings are unlikely to be achieved at all and in any case, would be non-recurring.

      Shareholders should recognize that Line Creek’s substantial mineral tax pools have accumulated because of a history of weak profitability and/or losses at the mine.

Operating synergies are much smaller than claimed

      Synergies resulting from mine cost reductions and enhanced blending opportunities will not be achieved because of dissimilar equipment fleets, transport issues and the comparative lack of flexibility of the smaller-volume Sherritt Group mines.

Synergies at Neptune are overstated

      Any savings resulting from utilization of the Neptune terminal will be substantially offset or eliminated through increased rail and vessel charges, in addition to potentially increasing fixed costs per tonne when the Luscar mine volumes of approximately three million tonnes stop flowing through the Neptune terminal in 2004.

      In addition, there will likely be higher port costs at Westshore Terminals if Fording’s shipping volumes through Westshore are reduced. Further, substantially all of the metallurgical coal exported by Fording requires blending and the Neptune terminal lacks coal blending capability, which is a key component to enhancing the value of coal being shipped. Rather than provide blending synergies, as Sherritt suggests, Fording would lose much of the benefit it derives from blending today. Further, competitive long term rates achieved in negotiations with Westshore Terminals Ltd. for Fording’s shipments would be in peril if the Fording Income Trust is not consummated.

      Neptune is a smaller terminal with one coal berth and shiploader, designed to accommodate vessels up to 75,000 metric tonnes. In a world of increasingly large vessels requiring rapid loading, the Neptune terminal does not meet Fording’s typical shipping requirements. So far this year over 70% of Fording’s coal was loaded in vessels of over 130,000 metric tonnes deadweight. The Neptune terminal can only accommodate vessels of this size by bringing them in and out on high tide, causing delays and costing money. The berth is short, so large vessels have to be shifted back and forth by tugs, which adds to the costs.

      Sherritt indicates that it could expand the Neptune terminal, but there are permitting issues associated with an expansion. The Neptune terminal is located in North Vancouver and there can be no assurance that permits would be attainable or the costs associated with any expansion would be economically justifiable.

THE NEW SHERRITT OFFER DEMONSTRATES WEAK GOVERNANCE

      Given the strong stand that Teachers has taken on corporate governance issues in the past, the Board of Directors is surprised to see the approach Teachers is supporting as a partner in the New Sherritt Offer, and in particular its refusal to provide an appropriate amount of time for Shareholders to consider the New Sherritt Offer.

Trust and Business to be Externally Managed by Sherritt International and Teachers

      At a time when investors are questioning the use of external managers, Sherritt proposes to externally manage the Sherritt Income Trust through an affiliate of Sherritt International and Teachers for a range of fees that may significantly increase costs over those they have advertised. The management contract would be for five years, plus renewals.

      The Sherritt-appointed manager would also manage Luscar Coal Ltd., a competing coal company owned by Sherritt International and Teachers, which could cause conflicts of interest.

      Sherritt’s “promise” of management costs capped at a level equal to Fording’s 2002 management costs does not include:

      All costs of the Sherritt Income Trust, such as all of its public company costs. These costs have been conservatively “budgeted” by Fording based on anticipated trust costs. The actual costs to Fording will be as incurred and may be substantially less than the $2 million budget.

      Fees and costs for administering the trust and additional payments for undefined “extraordinary” services and other third party management costs.

      Fording management has demonstrated years of productivity improvements and cost reductions. This type of performance, from a management aligned with Shareholders as is presently the case at Fording, can far outweigh any inferred savings in management costs under the structure proposed by Sherritt. The proposed option plan under the Fording Income Trust is no greater in size than the existing Fording option plan.

The New Sherritt Offer Raises Significant Questions About Governance and Control of the Sherritt Income Trust and, More Importantly, the Operating Coal Company

      Under the New Sherritt Offer, a Sherritt affiliate as manager controls the business with limited oversight from the operating company board.

      There will be no independent trustees or board members until some uncertain date on which the exercise rights are automatically exercised. Proposed independent trustees and board members are to be initially appointed by Sherritt and are not even identified.

      Thereafter, Sherritt is entitled to four board members even with as little as a 15% interest of the operating coal company. Sherritt has made no commitment to vote for a majority of independent members of the operating company’s board.

      All of the proposed non-arm’s length asset transfers for the benefit of Sherritt and its partners take place prior to the appointment of independent trustees and directors.

      As Shareholders of Fording, Shareholders have extensive rights to dissent for fair value if they disagree with certain fundamental changes upon which they can vote as Shareholders. As unitholders in the Sherritt Income Trust they would have very limited dissent rights, available only in connection with a compulsory acquisition following a takeover bid.

      There is no provision for ongoing independent trustee or independent board member approval of related party transactions.

      Sherritt can convert its operating company interest into trust units. Fording believes that Sherritt will have 53% of the economic interest in the venture and, on conversion, 53% of the Sherritt Units, including Teachers’ existing position. Sherritt together with its joint venture partners will directly or indirectly own 58.5% of the business.

      There is no express coat-tail provision to protect unitholders should Sherritt International and Teachers sell their interest in their newly created metallurgical coal company, which interest represents control of the Sherritt Income Trust if converted into Sherritt Units.

OTHER RISKS ASSOCIATED WITH THE NEW SHERRITT OFFER

Significant Risk of Delay in the Sherritt Offer

      Sherritt and its newly formed trust have filed a registration statement with the SEC for their exchange rights and related Sherritt Units using the Canada-U.S. multijurisdictional disclosure system. U.S. counsel has advised Fording that there are serious questions as to whether such securities are eligible to be registered under such system. If such system is not available, registration of such securities will be subject to SEC review, a process that frequently takes months.

The New Sherritt Offer May Not Treat Shareholders Equally

      If a U.S. registration of the exchange rights cannot be properly effected, Sherritt purports to be able to offer only cash to U.S. Shareholders. This would reduce the amount of cash available to Canadian Shareholders.

Risk That Shareholders May Never Get Sherritt Units

      If the exchange rights cannot be exercised for Sherritt Units by September 2003, exchange rights holders will receive shares of a metallurgical coal company instead of Sherritt Units and will not enjoy the more favourable valuations and tax efficiencies associated with an income trust structure.

The Sherritt Income Trust Pro Forma Financial Information is Materially Inaccurate

      The New Sherritt Offer documents include pro forma financial statements of the proposed combined entity that are materially inaccurate since they include Fording’s Prairie Operations as part of the proposed Sherritt Income Trust when, in fact, Sherritt intends to transfer those assets to another entity. In addition, the statements fail to include the Sherritt Group’s metallurgical coal properties, although they will form part of the Sherritt Income Trust. Accordingly, the pro forma statements provide no guidance as to what the Sherritt Income Trust would look like if the New Sherritt Offer was completed. They include assets that are being stripped out and exclude those that are being added, so that the relative value proposition is unclear.

      Sherritt’s pro forma summary of distributable cash for the Sherritt Income Trust includes the effects of the transfer of Fording’s Prairie Operations, the acquisition of the Sherritt Group’s metallurgical coal properties and the acquisition of the Luscar mine (which is fully at the Sherritt Group’s option), while the pro forma financial statements of the Sherritt Income Trust ignore all of these transactions.

      Sherritt’s pro forma summary of distributable cash for the nine months ended September 30, 2002 severely distorts Fording’s foreign exchange hedge position. In the pro forma information, the elimination of the hedge is shown as an add-back of $65 million for the nine month period, which Sherritt annualizes to $86 million for the year (or $1.49 per Sherritt Unit). In fact, at the noon exchange rate on December 19, 2002 of $0.646 Fording’s foreign exchange hedges would represent a hedge loss of approximately $7 million in 2003. As previously disclosed, Fording’s foreign exchange forward contracts for the years 2003 through 2006 are at approximate market rates of US$/C$0.65, $0.66, $0.66 and $0.62, respectively.

THE FORDING INCOME TRUST IS CLEARLY SUPERIOR

      The Board of Directors has unanimously determined that the New Sherritt Offer is inferior to the Enhanced Arrangement. In reaching its conclusion, the Board of Directors identified a number of factors as being the most relevant, including the following.

Distributable Cash/Unit Value

      Under the Enhanced Arrangement, it is anticipated that Fording Income Trust unitholders will receive distributions of $1.05 per unit in the first quarter of 2003, the same amount stated to be available under the New Sherritt Offer by virtue of its subordination feature.

      Fording believes that Sherritt will be obliged to use the one-year limited amount subordination feature in order to achieve the distribution levels that Sherritt is claiming under the New Sherritt Offer, but such feature will not be sufficient to achieve such distribution levels. Fording believes that after the expiry of the subordination feature, the distributable cash under the New Sherritt Offer will be significantly less than that under the Fording Income Trust.

      In 2004, without subordination, Fording expects that, assuming a stable coal price, distributions from the Sherritt Income Trust will further decrease. Distributions under the Fording Income Trust, enhanced by real synergies, are expected, on the same basis, to increase going forward resulting in a significantly higher implied value for the units to be issued by the Fording Income Trust as compared to those to be issued under the New Sherritt Offer.

No Regulatory Uncertainty

      Fording’s Enhanced Arrangement is not subject to any regulatory uncertainty since all necessary approvals have been, or will be received prior to the Shareholder meeting. Further, all necessary steps have been taken to ensure that the Fording Units of the Fording Income Trust will be freely tradeable upon issuance, unlike the Sherritt Units proposed to be issued under the New Sherritt Offer which may be subject to SEC review, a process that can take months.

Real and Continuing Synergies

      The combination of the Fording coal business with that of Teck will result in real synergies that will be available over the long term. For example, the large volume of higher rank, quality coal produced by Teck’s Elkview mine provides significant blending and marketing opportunities when combined with the production from the Fording mines.

      In addition, the large open pit configuration of the Elkview mine utilizes large-scale equipment similar to the equipment used at the Fording mines, which provides significant opportunities for cost, purchasing and stores inventory savings. These savings are unavailable from combining with the small-scale, small equipment Line Creek mine.

      The proximity of Elkview land and coal resources to the Coal Mountain mine provides an opportunity to substantially increase Coal Mountain’s capacity and reserve life.

      The long term port agreement with Westshore Terminals Ltd., at favourable arm’s-length rates, is a significant benefit of the Fording Income Trust since Westshore is the only available port that can meet the Fording Income Trust’s large vessel and blending requirements.

The Additional Cash Component Offered by Sherritt is Small Compared to the Loss in Unit Value

      As Teachers is willing to elect all units in the New Sherritt Offer, it should also be willing to elect to receive all Fording Units, which Fording believes are clearly superior to the Sherritt Units. In that case, the split of cash and units to Shareholders under the Fording Income Trust would change from $15.60 cash and 0.541 of a Fording Unit per Common Share to $16.65 cash and 0.511 of a Fording Unit per Common Share, compared to $17.63 cash and 0.496 of a Sherritt Unit under the New Sherritt Offer. However, Fording believes the Sherritt Units could be worth up to $10.00 less per unit than a Fording Unit.

APPENDIX F —

ANDERSON & SCHWAB OPINION

Anderson & Schwab, Inc. Management Consultants NEW YORK • DENVER • MELBOURNE	444 Madison Avenue New York, N.Y. 10022-6903 Telephone: 212-758-6800 Facsimile: 212-755-9576

December 30, 2002

The Board of Directors

Fording Inc.
Suite 1000, Fording Place
205 Ninth Avenue, S.E.
Calgary, Alberta
T2G 0R4

To the Board:

Summary

As a result of the research and analysis performed during this engagement, Anderson and Schwab, Inc. (“A & S”) is of the opinion that the assets proposed for the Fording Income Trust are significantly better than those proposed for the Canadian Coal Trust. Our opinion is based primarily on two tangible, quantifiable points.

1.	The Elkview mine is a low cost, modern, high capacity medium volatility hard coking coal mine with highly productive equipment. This mine is only included in the Fording Income Trust.

2.	The Prairie Operations of Fording are relatively stable cash flow generators with contracts, reserves and resources in hand that justify a value in the range of $500 million. The Prairie Operations are only included in the Fording Income Trust.

Background

Credentials

In connection with this assignment, A & S has used four consultants with over 100 years of collective experience in the coal mining industry, including two consultants with senior mine management and marketing experience with Canadian coal companies.

A & S is an established consulting firm offering a wide variety of services exclusively in the energy and minerals industries. These services are technically based and include exploration, mine operations analysis, mine plan review, mine and company valuations, marketing and cost projections. Although industry and technically driven, our finished product is typically a business judgment or response. We are more than 35 years old and have permanent offices in New York, Denver and Melbourne with Associates throughout the world. A & S specializes in using senior level personnel with specific experience for the assignment.

Independence

A & S has not previously performed work for Fording. We have been compensated for our services on an hourly basis and our fee is in no way contingent upon delivery of this opinion or completion of the Enhanced Arrangement or the Sherritt Offer. In our view, we are expert consultants, completely independent of Fording and its management.

Engagement

A & S has been retained by Fording to compare the assets proposed to be included in the Canadian Coal Trust under the take-over bid by Sherritt Coal Acquisition Inc. (“SCAI”) and the proposed Fording Income Trust. A & S’ work primarily addresses the following areas:

•	The Line Creek Mine

•	The Elkview Mine

•	Fording Prairie Operations

•	Transportation Considerations

•	Westshore Terminals versus Neptune Terminal

•	The Luscar Mine

•	The Cheviot Mine

Scope of Review

In doing our work and reaching our conclusions, A & S has relied solely on documents or records concerning Fording, Teck Cominco Limited, Westshore Terminals Income Fund, Sherritt International Corporation and SCAI (including forward-looking statements) that are on file with Canadian and U.S. securities regulatory authorities and other public sources. A & S has not been provided with or reviewed any non-public information concerning such entities or their respective assets, nor has A & S visited any of their respective mine sites for this assignment, or interviewed any of their employees. A & S has also utilized the existing general knowledge of its team concerning the assets of such entities.

Since the three Fording mines, Fording River, Greenhills and Coal Mountain, are common to each trust, A & S has not examined them in as great a detail as the Elkview and Line Creek mines.

Assumptions and Limitations

A & S has relied upon, and has not independently verified, the completeness, accuracy and fair presentation of all of the information, data, advice, opinions or representations obtained by it from public sources. The opinions expressed herein are conditional upon such completeness, accuracy and fair presentation of such information. This opinion is rendered on the basis of current economic, financial and general business conditions and the condition and prospects of the Fording Income Trust and the Canadian Coal Trust as reflected in the information reviewed. A & S has made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of A & S or any party involved in these transactions.

This opinion has been provided for the use of Fording and its Board of Directors and may not be used by any other person or relied upon by any other person without the express prior written consent of A & S. Any other person using information contained in this report or relying thereon or on this opinion, does so at its own risk and A & S shall have no liability therefore as a result.

A & S’ analyses must be considered as a whole and selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying this opinion. The preparation of this opinion is not necessarily susceptible to partial analysis or summary description.

This opinion is not to be construed as a recommendation to any securityholder of Fording as to whether to vote in favour of the arrangement to implement the Fording Income Trust or to reject the offer by SCAI. This opinion is rendered with respect to the assets to be included in the Fording Income Trust and the Canadian Coal Trust only and is not an opinion as to the comparative values, or the financial fairness of the consideration to be received by Fording securityholders under the arrangement or the SCAI offer.

All dollar references in this opinion are to Canadian dollars.

Anderson & Schwab, Inc.

Management Consultants

Line Creek Mine

The Line Creek Mine is included in the Canadian Coal Trust. It is not included in the Fording Income Trust.

The December 16, 2002 Notice of Variation filed by SCAI contains a report (Appendix D) prepared by Norwest Corporation that reviews the geology, mine plans and cost estimates for the Line Creek Mine for a ten year period beginning January 1, 2003 and comments on historical performance. From that report A & S has drawn the following conclusions:

•	The current ten year mining plan will exhaust 36 million clean metric tonnes (“cmt”) from proven reserves, leaving 18 million tonnes of proven reserves at the start of the ten year plan. Assuming an annual production rate of 3.56 million tonnes (the average annual production rate for the ten year plan), the Line Creek Mine will be mined out in five additional years or by 2017.

•	The October 2002 year-to-date cash cost at Line Creek is $39.48 per cmt, an increase of $11.49, or 41% in three years. The ten year plan uses a cash cost of $33 — $34 per cmt, a reduction of $5.50 — $6.50 per cmt from the current performance. There is no explanation of how this reduction is achieved and no capital expenditures for more productive, lower cost equipment are indicated.

•	The ten year plan uses a preparation plant feed rate of 688 tonnes per hour, which is 133 tonnes per hour (24%) greater than the actual feed rate of 555 tonnes per hour achieved in 2001; and 82 tonnes per hour (13.5%) greater than the actual feed rate achieved year-to-date through October, 2002. The Norwest report emphasizes that throughput is critical to the success of the plan, indicating that each 50 tonne per hour reduction in throughput adds $1.00 per cmt to the cost.

•	The maintenance cost per operating hour for the major mine equipment has increased 53% during the past three years, rising from $37.57 per operating hour in 1999 to $57.66 per operating hour year-to-date through October, 2002. The ten-year plan uses a cost of $50.69 per operating hour with no explanation of how this reduction is achieved.

•	The Norwest report states there is no systematic replacement of trucks and infers the same for shovels in the ten-year plan and hence no capital is included for replacements. Given that the major equipment will add 50,000 to 60,000 operating hours during the plan period, the trucks and shovels will have operated well past the industry standards for replacement. This has several negative consequences:

✓	Equipment availability and productivity are reduced

✓	High-hour equipment has higher maintenance costs

✓	Technological advances to equipment are ignored

✓	Substantial capital expenditures will be needed at the end of the period

•	The ten-year plan assumes a cost reduction each year due to a “continuous improvement process.” Given the 41% increase in cash costs over the last three years, the reasonableness of this assumption is questionable.

•	In summary, the ten-year plan is very aggressive in all areas of productivity, throughput and costs. Assumptions have been made in every instance that exceed current performance.

Elkview

The Elkview Mine is included in the Fording Income Trust. It is not included in the Canadian Coal Trust.

Teck’s Elkview Mine was the first large surface metallurgical coal mine in the Elk Valley. It has a capacity of 6 million cmt per year. After more than 30 years of mining, at the end of 2001 Elkview had proven reserves of 168 million tonnes of saleable coal, with probable reserves of an additional 92 million tonnes. The coal is medium volatile hard coking coal with low sulphur and excellent coking characteristics. The Elkview Mine is a high capacity, modern operation using large, state-of-the-art equipment.

Anderson & Schwab, Inc.

Management Consultants

In A & S’ opinion Elkview is a premium asset for the following reasons:

•	Proven and probable reserves of 260 million tonnes at the end of 2001 ensure a mine life of over 40 years at current production rates.

•	The mine cash costs of approximately $25.00 per cmt are comparable to Fording’s current costs, the lowest in the Canadian metallurgical coal industry.

•	Elkview has historically replaced major mining equipment on a regular basis thereby gaining the advantages of technological and productivity advances. This is a major contributor to the current low cost structure.

•	The mine has the reserves to increase production to at least 7 million cmt per year with relatively small capital expenditures.

•	The Elkview coal resources are adjacent to Fording’s Coal Mountain Mine, and these resources would provide the opportunity to extend the life of the Coal Mountain Mine.

•	Due to the 6 million tonne per year production capacity at Elkview, there is a greater volume of Elkview coal available for blending, which allows the producer to more precisely meet the customer’s specifications.

Asset Comparison

To reflect the difference in the quality of the Elkview Mine asset compared to the Line Creek mine asset, A & S has prepared the table shown below.

               Table I

	Elkview	Line Creek

Reserves (MM tonnes)	260	57
(Proven and Probable as of December 31, 2001)
Strip Ratio* (bank cubic meters waste/cmt)	8	11
Production Capacity (MM tonnes/yr)	6	3.6
Mine Life at Capacity (years)	40+	15
Current Cash Operating Cost ($/cmt)	25	39.50
Projected Ten Year Plan Operating Cost ($/cmt)	N/A	33.50

*	Strip ratio defines the amount of waste rock which must be removed to produce a tonne of saleable coal. Other factors being equal, the strip ratio is the primary determinant of a mine’s economic viability. The lower the strip ratio, the more economically viable the mine is.

Elkview Additional Annual EBITDA ($MM)

Additional Tonnage Sold	44
(2.4 million cmt x $18.60/cmt)
(Based on September 2002 year to date results)
Lower Operating Cost	31
(3.6 million cmt x ($33.50/cmt minus $25.00/cmt)

TOTAL	$75 MM

Fording Prairie Operations

The Fording Prairie Operations are included in the Fording Income Trust. They are not proposed to be in the Canadian Coal Trust. They include the following assets.

•	50% ownership and total management of the Genessee Mine, a thermal coal mine adjacent to an 850 MW power plant located 70 kilometres southwest of Edmonton that consumes 3.5 million tonnes of coal per year.

•	Contract mining of 2.6 million tonnes of coal per year at Whitewood Mine for delivery to the 588 MW Wabamun power station located 80 kilometres west of Edmonton.

•	Royalty income from third party coal and potash operations in the Prairie Provinces.

Anderson & Schwab, Inc.

Management Consultants

•	Proven and probable reserves of 851 million tonnes of coal at the end of 2001 with additional indicated and inferred resources of 6.9 billion tonnes of coal.

•	Fording has been selected as the contract miner at the Highvale Mine and re-awarded the Whitewood Mine contract, both for 5 years beginning January 1, 2003. These two contracts are expected to total approximately 15 million tonnes per year and the Highvale contract represents a major new source of income.

In 2001, the Prairie Operations generated earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $48 million. Using this as a base, the table below estimates the 2002 EBITDA contribution of these assets.

               Table II

2001 EBITDA Existing Prairie Operations ($MM)	48
Genessee
Whitewood
Coal & Mineral Royalties
Mildred Lake Contract
Completion of Mildred Lake Contract in August, 2001	(5)
(Estimated from Fording disclosure)

Estimated 2002 EBITDA	43

Fording has projected EBITDA for the Prairie Operations will grow at a compound growth rate of 7% for the next four years, which translates to an increase of 31% over the period. This increase is due to the new 12 million tonne per year mining contract at the Highvale Mine beginning January 1, 2003 and the 50% expansion at the Genesee Mine that is scheduled to begin in 2005. These additions will cause 2002 EBITDA to grow from $43 million to an estimate of $56 million in 2006.

This is a relatively stable stream of cash flow. There are long term contracts at Genessee and established royalty incomes from the mineral interests. The Highvale and Whitewood contracts are fixed for five years. All of this indicates the Prairie Operations are a relatively stable, secure source of cash and well suited for an income trust. These assets should receive a higher valuation multiple than the more volatile cash flow stream from the metallurgical coal assets.

In A & S’ experience, recent sales of coal companies have been in a range of 5 to 8.5 times EBITDA. Given the stable nature of the Prairie Operations, A & S believes these assets should be valued at the upper end of the range. Using a multiple of 7, the coal producing portion of the assets can be valued at $300 million in 2002 growing to $390 million in 2006. In view of the signed Highvale and Whitewood contracts and the Genesee expansion which is underway, a higher value can be assigned to 2002 EBITDA. A reasonable approximation of such higher value would be a multiple of 7 of the 2006 EBITDA, for a value of $390 million.

In addition, there are the undeveloped reserves containing probable and inferred resources of 7 billion tonnes of coal. Fording has stated that based on comparable transactions, these resources have a value of at least $100 million.

Thus, in A & S’ opinion, based on the public data available, the Prairie Operations have a value in the range of $500 million.

Transportation Considerations

A & S does not have information to support a discussion of all the synergies claimed by either Sherritt or Fording. However, we can make the following relevant observations:

          Rail

•	There are cost savings to be realized from more efficient train scheduling and reduced demurrage charges. These savings would flow to both trusts, but since Elkview ships double the tonnage Line Creek does, the advantage is with the Fording Income Trust.

Anderson & Schwab, Inc.

Management Consultants

•	If one assumes that either trust will have greater leverage with the Canadian Pacific Railroad (“CPR”) due to that trust now shipping a greater tonnage, the Fording Income Trust has the greater potential benefit.

•	If the Canadian Coal Trust redirects a portion of the Fording coal from the Westshore Terminals to the Neptune Terminal (perhaps to offset the loss of the Luscar mine tonnage due to its planned closure in early 2004), rail rates are likely to be negatively affected. There will be a switching fee charged by the Canadian National Railroad (“CNR”) to move the redirected coal from the interchange with the CPR to the Neptune Terminal. In addition, we would anticipate that the CPR is unlikely to lower the rail rate for the redirected coal.

          Terminals

•	Westshore is a world-class, deepwater port dedicated to coal and capable of loading vessels up to 250,000 deadweight tonnes (“dwt”) capacity with an annual throughput capacity of 26 million tonnes.

•	Westshore has three ship berths with three stacker/ reclaimers, two rotary train dumpers and sufficient ground storage capacity for 2.5 million tonnes.

•	These facilities provide a great deal of flexibility and capability for blending — a key factor for maximizing coal sales revenue and insuring consistent coal quality that avoids contractual monetary penalties.

•	Westshore has travelling ship loaders at all three berths allowing the ships to remain stationary during loading.

•	Under the Fording Income Trust, Westshore has offered competitive handling rates in return for a reported 10 year contract.

•	Neptune is a relatively small, multi-product, bulk terminal situated in a densely populated residential/ commercial area of North Vancouver with an annual throughput capacity of 8 million tonnes of coal.

•	Neptune has only one berth with one stacker/ reclaimer, space for only 0.6 million tonnes of coal and one rotary train dumper. Furthermore, the stacker/ reclaimer cannot unload a train and load a ship simultaneously except in those instances where the complex task of moving coal directly from a train to a ship is mastered.

•	Neptune has a relatively stationary ship loader meaning the ship must move back and forth in the berth to be loaded.

•	The limited space plus only one stacker/ reclaimer severely limits the ability to blend coal, an art that Fording has developed into a major competitive advantage.

•	Neptune has vessel size restrictions due to draft and bridge height to reach the terminal. Normally, vessels of less than 120,000 dwt are loaded. On occasion, vessels of up to 180,000 dwt can be accommodated, but at a greater expense and only under ideal tide conditions.

•	Due to the planned closure of the Luscar Mine in early 2004, the Neptune Terminal will lose what has historically been approximately 3 million annual tonnes of throughput and will have to distribute fixed costs over fewer tonnes of throughput. If tonnes currently being shipped through Westshore are redirected to Neptune to maintain its historical throughput, it is reasonable to assume that the unit rate charged by the Westshore Terminals will increase for the remaining tonnes.

Luscar Mine

Under Sherritt’s Canadian Coal Trust proposal, Sherritt has a Put Option to sell the soon to be depleted Luscar Mine to the Canadian Coal Trust. This will require the new trust to issue 500,000 new units to acquire a more than 30 year old preparation plant and loadout. The Sherritt information is vague with respect to the magnitude of the liabilities the new trust would assume, but these liabilities could be substantial, particularly with respect to possible perpetual water treatment, reclamation of tailings dams and employee liabilities.

The Luscar Mine would not be included in the Fording Income Trust.

Anderson & Schwab, Inc.

Management Consultants

Cheviot Mine

The Cheviot Mine Project has been in development for many years as a replacement for the Luscar Mine. There has been significant environmental opposition that created delays of several years. The original Cheviot Mine Project finally received the necessary permits in April, 2001. However, by that time market conditions were such that Luscar and Consol Energy Inc. announced a delay in mine construction. Further complicating the issue was the withdrawal by the Japanese Steel Mills of the earlier letter of intent with respect to purchasing the coal. The estimated cost to construct the Cheviot Mine was $250 million.

As a result of the unacceptable economics and large capital commitment, Cheviot is now described as an $80 million project that utilizes the existing Luscar preparation plant and loadout. This will require a 10 kilometre haul road capable of carrying 300 tonne capacity haulage trucks to transport the raw coal from the Cheviot Mine to the Luscar plant. This road will be built through environmentally sensitive areas including the small town of Cadomin, Alberta. The road has not yet been permitted and the existing Cheviot Mine permit has not been modified to reflect the change in scope.

In effect, Sherritt has complete control of this situation and the Canadian Coal Trust has none. If Sherritt exercises the Put, the new trust has unknown environmental liabilities, a mine permit that requires modification and an unpermitted haul road which, due to its length, ensures that Cheviot will have higher operating costs than mines with shorter haul distances, such as Elkview. If Sherritt does not exercise its Put, the new trust is facing at least $250 million to build a complete mine, preparation plant, loadout and other infrastructure.

Cheviot would not be included in the Fording Income Trust.

Conclusions

After reviewing the public data available, A & S has reached the following conclusions:

1.	The Elkview Mine is a superior asset as compared to the Line Creek Mine on the basis of quantity of reserves, operating costs, production capacity, expansion capability and modern equipment compatible with Fording’s existing mining equipment.

2.	The Line Creek Mine has experienced a 41% increase in operating costs in the past three years, which casts doubt on the mine’s ability to achieve the aggressive levels of productivity, throughput and costs contained in the ten-year plan provided in the Notice of Variation dated December 16, 2002.

3.	The Prairie Operations of Fording should provide relatively stable, predictable EBITDA of approximately $43 million per year, growing to over $56 million in 2006.

4.	The Westshore Terminals is a world class facility designed for coal. It is superior to the Neptune Terminal in capacity, ship size capability, coal unloading, stacking and reclaiming, ship loading and, most importantly, the ability to blend coal to maximize sales revenue.

5.	The Luscar Mine has essentially depleted its reserves and is scheduled to close in early 2004. Sherritt’s failure to accurately describe the closure liabilities that will accompany the Luscar Mine raises considerable uncertainty and may, in fact, make the Luscar Mine a material liability.

6.	Cheviot’s marginal economics have already been indicated by its postponement by Sherritt and Consol. The current plan to utilize the Luscar preparation plant significantly reduces the initial capital, but has the added operating cost of hauling raw coal a distance of 10 kilometres. The revised Cheviot Mine and haul road are not yet fully permitted. Perhaps of greater importance, the proposed Canadian Coal Trust has the Cheviot reserve but no control over the decision to include the Luscar preparation plant.

7. From the available data, A & S is not able to quantify the monetary value of the cost reduction synergies that either trust will enjoy. However, what is clear is the potential for the Fording Income Trust to enjoy a higher level of continual cost reductions due to the superior nature of the Elkview Mine and the Westshore Terminals.

Anderson & Schwab, Inc.

Management Consultants

From all of the above, A & S is of the opinion that the mining assets associated with the Fording Income Trust are significantly better than the mining assets associated with the Canadian Coal Trust proposed by SCAI due primarily to the Fording Income Trust’s higher quality assets, demonstrated lower cash costs and the inclusion of the Prairie Operations.

Very truly yours,

Anderson & Schwab, Inc.

Management Consultants

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